Exhibit 99.1

Item 6. Selected Financial Data

     The following tables set forth selected financial data for us for the years ended December 31, 2003, 2002, 2001, 2000, and 1999 that has been derived from our audited financial statements and the notes thereto. This data should be read in conjunction with Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and the consolidated financial statements and notes thereto, appearing elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2003.

SELECTED FINANCIAL DATA
(unaudited, in thousands except per share data)

	Year Ended December 31,
	2003	2002(1)	2001(2)	2000	1999
Statement of Operations Data:(3)
Total revenues	$1,169,264	$1,209,243	$1,111,920	$495,732	$454,228
Net income (loss) from continuing operations(4)	$(288,814)	$(84,050)	$(58,965)	$57,165	$117,983
Net income (loss) from continuing operations applicable to unit holders	$(315,722)	$(110,342)	$(83,565)	$32,483	$93,248
Diluted earnings per share:
Net income (loss) from continuing operations applicable to unit holders	$(5.38)	$(2.04)	$(1.59)	$0.59	$1.38
Other Data:
Cash distributions declared per common share(5)	$—	$0.60	$1.70	$2.20	$2.20
Funds From Operations(6)	$(207,462)	$(60,018)	$105,492	$221,771	$285,782
FFO per share(6)	$(3.35)	$(0.97)	$2.62	$3.30	$3.80
EBITDA(7)	$(532)	$150,024	$353,435	$406,591	$431,576
Cash flows provided by operating activities	$47,785	$107,291	$144,766	$294,268	$291,678
Balance Sheet Data (at end of period):
Total assets	$3,590,893	$3,780,363	$4,079,485	$4,103,603	$4,255,751
Total debt, net of discount	$2,037,355	$1,877,134	$1,938,408	$1,838,241	$1,833,954

(1)	Includes hotel revenue and expenses with respect to 88 hotels that were leased to IHG prior to July 1, 2001. Prior to acquisition of these leases, our revenues with respect to these 88 hotels were comprised mainly of percentage lease revenues. Accordingly, revenues, expenses and operating results for the year ended December 31, 2002, are not directly comparable to the same period in 2001.

(2)	Includes hotel revenues and expenses with respect to 96 hotels that were leased to either DJONT or subsidiaries of IHG prior to January 1, 2001, and 88 hotels that were leased to IHG prior to July 1, 2001. Prior to the acquisition of the leases, our revenues were comprised mainly of percentage lease revenues. Accordingly, revenues, expenses and operating results for the year ended December 31, 2001, are not directly comparable to the same period in 2000.

(3)	All years have been adjusted to reflect as discontinued operations those hotels disposed of prior to, or considered held for sale at, June 30, 2004.

(4)	Included in net income (loss) from continuing operations are the following amounts (in thousands):

	Years Ended December 31,
	2003	2002	2001	2000	1999
Impairment loss	$(203,070)	$(51,662)	$(6,273)	$(53,856)	$—
Minority interest share of impairment loss	1,770	—	—	—	—
Charge off of deferred debt costs	(2,834)	(3,222)	(1,270)	(3,865)	(1,113)
Abandoned projects	—	(1,663)	(837)	—	—
Lease termination costs	—	—	(36,604)	—	—
Merger termination costs	—	—	(19,919)	—	—
Merger related financing costs	—	—	(5,486)	—	—
Swap termination expense	—	—	(7,049)	—	—

(5)	Although we had declared a quarterly distributions on our common units from our inception through 2002, as a result of the uncertain geopolitical environment and soft business climate, together with the decline in margins resulting from continued declines in our portfolio’s average daily rate, FelCor’s board of directors suspended the payment of distributions on our common units in 2003. We have, however, continued to pay the full accrued distributions on our outstanding preferred units throughout 2003.

(6)	A more detailed description and computation of FFO and EBITDA is contained in the “Non-GAAP Financial Measures” section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Item 7. Consistent with SEC guidance, FFO and has not been adjusted for the following amounts included in net income (loss) (in thousands, except per share amounts):

	Year Ended December 31,
	2003		2002		2001		2000		1999
		Per Share		Per Share		Per Share		Per Share		Per Share
	Dollars	Amount	Dollars	Amount	Dollars	Amount	Dollars	Amount	Dollars	Amount
Impairment loss	$(245,509)	$(3.97)	$(157,505)	$(2.55)	$(7,000)	$(0.10)	$(63,000)	$(0.94)	$—	$—
Minority interest share of impairment loss	$1,770	$0.03	$—	$—	$—	$—	$—	$—	$—	$—
Charge off of deferred debt costs	$(2,834)	$(0.05)	$(3,222)	$(0.05)	$(1,270)	$(0.02)	$(3,665)	$(0.06)	$(1,113)	$(0.01)
Loss on early extinguishment of debt	$1,611	$0.03	$—	$—	$—	$—	$—	$—	$—	$—
Abandoned projects	$—	$—	$(1,663)	$(0.03)	$(837)	$(0.01)	$—	$—	$—	$—
Lease acquisition costs	$—	$—	$—	$—	$(36,604)	$(0.55)	$—	$—	$—	$—
Merger termination costs	$—	$—	$—	$—	$(19,919)	$(0.30)	$—	$—	$—	$—
Merger related financing costs	$—	$—	$—	$—	$(5,486)	$(0.08)	$—	$—	$—	$—
Swap termination costs	$—	$—	$—	$—	$(7,049)	$(0.11)	$—	$—	$—	$—

(7)	Consistent with SEC guidance, EBITDA has not been adjusted for the following amounts included in net income (loss) (in thousands):

	Year Ended December 31,
	2003	2002	2001	2000	1999
Impairment loss	$(245,509)	$(157,505)	$(7,000)	$(63,000)	$—
Minority interest share of impairment loss	$1,770	$—	$—	$—	$—
Charge off of deferred debt costs	$(2,834)	$(3,222)	$(1,270)	$(3,865)	$(1,113)
Loss on early extinguishment of debt	$1,611	$—	$—	$—	$—
Swap termination costs	$—	$—	$(7,049)	$—	$—
Abandoned projects	$—	$(1,663)	$(837)	$—	$—
Gain on sale of assets	$2,668	$5,861	$—	$2,595	$—

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

     The consolidated financial statements of FelCor Lodging Limited Partnership have been updated to reflect as discontinued operations those hotels sold prior to, or considered held for sale at, June 30, 2004. This update is being filed to comply with the SEC requirement that continuing operations be updated to reflect the effect of assets treated as discontinued operations in subsequent SEC filings.

General

     Calendar years 2001 and 2002 produced the first two consecutive years of declining industry revenue per available room, or RevPAR, since such statistics began to be compiled and, in 2003, industry RevPAR improved by only 0.2%, compared to 2002. Primarily as a result of the concentration of our hotels in certain markets, the RevPAR performance of our hotels was below the national average during the period. For the year ended December 31, 2003, our consolidated hotel portfolio included in continuing operations experienced a decline in RevPAR of 4.4%, compared to 2002. The decrease in year over year RevPAR (consisting mostly of decreases in average daily rate, or ADR) resulted in lower revenues at our hotels, decreased operating margin, as a percentage of total revenue, and a reduction in operating income. During 2003, we also recorded impairment charges totaling $232 million, principally with regard to the 18 non-strategic hotels identified in 2003 that we expect to sell over the next two years and the further reduction in estimated fair market value related to 17 hotels designated as non-strategic in 2002.

     At December 31, 2003, we had cash on hand of approximately $232 million and estimated borrowing capacity of $174 million under a secured debt facility. We have debt maturities of $175 million in 2004, but no other significant nonextendable debt maturities until 2007.

Financial Comparison (in thousands, except RevPAR, operating margin and percentage change)

	Years Ended December 31,
			% Change		% Change
	2003	2002	2003-2002	2001	2002-2001
RevPAR	$59.97	$62.67	(4.3)%	$67.94	(7.8)%
Hotel operating profit (1)	343,251	399,653	(14.1)%	354,052	12.9%
Operating margin (1)	29.4%	33.1%	(11.2)%	35.1%	(5.6)%
Net loss from continuing operations (2)	(288,815)	(84,050)	(243.6)%	(58,965)	(42.5)%
Funds From Operations (“FFO”)(1)(3)	(207,462)	(60,018)	(245.7)%	105,492	(156.9)%
Earnings Before Interest, Taxes, Depreciation(1)(4)	(532)	150,024	(100.4)%	353,435	(57.6)%

(1)	Included in the Financial Comparison are non-GAAP financial measures, including hotel operating profit, operating margin, FFO and EBITDA. Further discussion and a detailed reconciliation of these non-GAAP financial measures to our financial statements are found elsewhere in this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

(2)	Included in net loss from continuing operations are the following amounts (in thousands):

	Years Ended December 31,
	2003	2002	2001
Impairment loss	$(203,070)	$(51,662)	$(6,273)
Minority interest share of impairment loss	1,770	—	—
Charge off of deferred debt costs	(2,834)	(3,222)	(1,270)
Abandoned projects	—	(1,663)	(837)
Lease termination costs	—	—	(36,604)
Merger termination costs	—	—	(19,919)
Merger related financing costs	—	—	(5,486)
Swap termination expense	—	—	(7,049)

(3)	Consistent with SEC guidance on non-GAAP financial measures, FFO has not been adjusted for the following amounts included in net loss (in thousands, except per share amounts).

	Year Ended December 31,
	2003		2002		2001
		Per Share		Per Share		Per Share
	Dollars	Amount	Dollars	Amount	Dollars	Amount
Impairment loss	$(245,509)	$(3.97)	$(157,505)	$(2.55)	$(7,000)	$(0.10)
Minority interest share of impairment loss	$1,770	$0.03	$—	$—	$—	$—
Charge off of deferred debt costs	$(2,834)	$(0.05)	$(3,222)	$(0.05)	$(1,270)	$(0.02)
Loss on early extinguishment of debt	$1,611	$0.03	$—	$—	$—	$—
Abandoned projects	$—	$—	$(1,663)	$(0.03)	$(837)	$(0.01)
Lease acquisition costs	$—	$—	$—	$—	$(36,604)	$(0.55)
Merger termination costs	$—	$—	$—	$—	$(19,919)	$(0.30)
Merger related financing costs	$—	$—	$—	$—	$(5,486)	$(0.08)
Swap termination costs	$—	$—	$—	$—	$(7,049)	$(0.11)

(4)	Consistent with SEC guidance on non-GAAP financial measures, EBITDA has not been adjusted for the following amounts included in net loss (in thousands):

	Year Ended December 31,
	2003	2002	2001
Impairment loss	$(245,509)	$(157,505)	$(7,000)
Minority interest share of impairment loss	$1,770	$—	$—
Charge off of deferred debt costs	$(2,834)	$(3,222)	$(1,270)
Loss on early extinguishment of debt	$1,611	$—	$—
Swap termination costs	$—	$—	$(7,049)
Abandoned projects	$—	$(1,663)	$(837)
Gain on sale of assets	$2,668	$5,861	$—

RevPAR and Hotel Operating Margin Decline

     We have experienced declines in RevPAR from 2001 through 2003. An overall decline in both business and leisure travel was reflected in a decrease in occupied rooms, or occupancy, during 2001 and 2002, which led to declines in room rates as hotels competed more aggressively for guests, both of which had a significant adverse effect on our RevPAR and operating performance. In 2003, our ADR continued to decline, while occupancy declined only slightly, resulting in an overall RevPAR decline of 4.4% in 2003, compared to 2002. Due to the concentration of our hotels in certain markets that suffered more than average declines, our RevPAR performance was below that of the industry average during this period. On a national basis, the hotel industry experienced RevPAR declines of 2.5% in 2002 and 6.6% in 2001, and achieved a slight gain of 0.2% in RevPAR during 2003.

     Our hotel ADR from continuing operations declined 3.7% from those experienced in 2002, while our occupancy decreased only slightly, to 62.7% in 2003, from 63.1% in 2002.

     In 2003, our consolidated hotels included in continuing operations had a 513 basis point drop in hotel operating margin from the prior year. The compression in margin was principally related to decreasing ADR at our hotels, with relatively flat occupancy. Also affecting hotel margins were increases in employee health and workers compensation insurance costs, repair and maintenance costs and utility costs.

     We continue to actively work with our brand managers to increase revenues and control operating costs, while still maintaining the satisfaction and security of our hotel guests.

Sale of Non-Strategic Hotels

     In 2003, we completed a comprehensive review (that began in 2000) of our investment strategy and of our existing hotel portfolio, as a result of which we decided to sell certain under-performing smaller hotels in secondary and tertiary markets, markets with high supply growth, and markets in which we had an undesirable concentration, such as Dallas. We had identified 53 hotels as being non-strategic by the end of 2002, and we identified an additional 18 non-strategic hotels during 2003. At December 31, 2003, we had disposed of 36 of the hotels so identified, had two hotels under firm contracts of sale with non-refundable deposits and had 33 remaining hotels identified for sale over the following two years. As a result of our decision to undertake the sale of these non-strategic hotels, we recorded impairment charges totaling $158 million during 2002 and $246 million during 2003 to reflect the difference between the book value and the then estimated fair market value of these hotels.

     At December 31, 2003, we had 161 hotels included in our consolidated operations and 33 remaining hotels that had been identified as non-strategic. Disposition proceeds from the 16 non-strategic hotels and two parking garages sold during 2003 totaled approximately $125 million.

     Through March 12, 2004, we had sold the two hotels “held for sale” at December 31, 2003, and two additional non-strategic hotels, receiving gross proceeds of approximately $30 million, and we expect to dispose of the remaining 31 non-strategic hotels over the next two years. We expect the aggregate gross sale proceeds from the 35 non-strategic hotels owned by us at December 31, 2003, to be approximately $250 million.

     The 33 non-strategic hotels owned at December 31, 2003, represented 20% of the rooms in our hotel portfolio, but less than 9% of our consolidated hotel operating profit in 2003. The 2003 operating margin for these 33 non-strategic hotels was 17.9%, compared to 30.6% for the remainder of our portfolio.

     Included in our updated discontinued operations at December 31, 2003, were 16 hotels disposed of during 2003, eight hotels sold in the first six months of 2004 and one hotel classified as “held for sale” at June 30, 2004.

     We have begun to consider the acquisition of hotels that meet our refined investment strategy. We plan to focus our acquisition efforts on higher quality hotels in markets with significant barriers to entry, such as central business districts and resort locations. We anticipate that this focus will lead to an increase in the number of our upper upscale properties, group and resort destination properties and greater diversification of our portfolio by geographic location, brand and customer base. In keeping with this strategy, in March 2004, we purchased the 132-room Santa Monica Holiday Inn. This hotel has a premier location across from the Santa Monica Pier and the Santa Monica beaches and will continue to be operated as a full service upscale hotel because of the high room rates charged in this market.

Results of Operations

Comparison of the Years Ended December 31, 2003 and 2002

     For the year ended December 31, 2003, we recorded a loss applicable to common unitholders of $355 million, compared to a loss in 2002 of $219 million. The principal components of the loss in 2003 were impairment charges of $246 million, primarily related to: our decision to sell 18 additional hotels over the next two years; the decrease in hotel RevPAR of 4.4%, compared to 2002; and a 380 basis point decrease in operating margin, and increases in workers compensation and employee health insurance, compared to 2002.

     Our revenues from continuing operations for the full year 2003 were $1.2 billion, which reflected a decline of 3.3%, compared to 2002. This decline in revenue principally resulted from a 4.4% decline in hotel portfolio RevPAR, compared to full year 2002. With respect to the hotels included in our continuing operations, occupancy decreased 0.6%, to 62.7%, and average daily room rate, or ADR, decreased 3.7%, to $95.57, compared to 2002. We attribute the decrease in ADR principally to the continued weakness in corporate travel, from which we derive a significant portion of our hotel business. Business travelers generally pay a higher room rate than other types of hotel guests and, in an effort to maintain hotel occupancies, we have been accepting a larger amount of lower room rate business, which adversely affects our operating margins.

     The revenue decrease related to the RevPAR decline during 2003 was partially offset by $13 million of increased revenues from the consolidation of our joint venture with Interstate Hotels & Resorts, and the operating results of its eight hotels, in June 2003. This joint venture had been previously accounted for by the equity method.

     The operating margin of our hotels included in continuing operations at December 31, 2003, was 29.4%, which represents a 513 basis point decrease, compared to 2002. The 2003 decrease in operating margin principally resulted from the $3.70, or 3.7% decline in ADR during the year. The decrease in ADR, together with the slight decrease in occupancy, meant that our hotels served approximately the same number of guests in 2003 as in 2002, but at lower revenues. In addition, increases in health and workers compensation insurance and energy costs further decreased our operating margins, compared to 2002.

     We recorded impairment losses of $246 million in 2003 and $158 million in 2002. The impairment losses in 2003 and 2002 principally resulted from our decision to sell non-strategic hotels, and reflects the difference between the book value and the current estimated fair market value of these hotels. After the completion of a comprehensive review of our investment strategy and our hotel portfolio, we refined our investment strategy and decided to sell smaller hotels in secondary and tertiary markets, emphasize the acquisition of higher quality hotels in low supply growth markets, and better diversify our portfolio by geographic market, brand, and customer base.

     Discontinued operations represent the hotel operating income, direct interest costs, impairment losses, gains from the early extinguishment of debt and gains or losses on sale of the 16 non-strategic hotels sold during 2003, the eight hotels disposed of in the first six months of 2004 and the one hotel designated as held for sale at June 30, 2004.

Comparison of the Years Ended December 31, 2002 and 2001

     On July 1, 2001, we acquired operating leases covering 88 of our hotels and contributed them to our taxable REIT subsidiaries, or TRSs. As the leases were acquired, we began receiving and recording hotel revenues and expenses, rather than percentage lease revenue, for these hotels. Consequently, the historical results for the year ended December 31, 2002, and the year ended December 31, 2001, are not directly comparable.

     We recorded a net loss applicable to common unitholders of $219 million in 2002, compared to a net loss of $75 million in 2001. The principal components of the 2002 loss were impairment related charges of $158 million; the decrease in hotel RevPAR of 8.1%; and contraction of hotel operating margins, principally associated with the decline in RevPAR.

     Total revenue from continuing operations for the year ended December 31, 2002, increased $97 million over 2001. The increase is principally associated with reporting hotel operating revenues for 70 of the hotels during the first six months of 2002, of $265 million, contrasted with percentage lease revenue we reported for these hotels during the same period in 2001, of $99 million. This increase was partially offset by a $62 million reduction in hotel operating revenues and $11 million net reduction from the disposition and acquisition of hotels during the periods reported.

     Total operating expenses from continuing operations increased $83 million for the year ended December 31, 2002, over 2001. This increase primarily resulted from the inclusion of $177 million in hotel operating expenses, management fees and other property related costs for the 70 hotels during the first six months of 2002 that were not included in the same period of 2001, prior to our acquisition of the leases. Offsetting this increase were $20 million of merger termination costs associated with the termination of the MeriStar merger and $37 million of lease termination costs associated with the acquisition of hotel leases that were recorded in 2001.

     Taxes, insurance and lease expense decreased $7 million, principally as the result of decreases in lease expense of $7 million, and real estate and other taxes of $4 million, partially offset by increased insurance costs of $4 million. The decrease in lease expense is related to participating leases that are based principally on revenues. Property taxes decreased principally from the resolutions of prior year property tax disputes.

     Included in the year ended December 31, 2002, were $2 million of abandoned project costs related to our pursuit of a large portfolio acquisition. We were unable to reach mutually acceptable pricing and terms with the seller as a result of the uncertain operating environment and softening capital markets. The year ended December 31, 2001, included $1 million of abandoned project costs.

     Recurring interest expense, net of interest income, increased $6 million for the year ended December 31, 2002, over 2001. The increase is primarily related to excess cash that we carried during 2002, an increase in average debt outstanding of $45 million, over 2001, and higher average interest rates in 2002 resulting from our senior unsecured notes issued during 2001. The year ended December 31, 2002, included a $3 million charge-off of capitalized costs from reduced line commitments. The prior year included $6 million of merger related financing costs related to the $300 million in senior debt that was repaid in October 2001, and a $1 million loss related to the charge-off of capitalized costs from reduced line commitments. Also in 2001, in connection with the issuance of favorably priced fixed rate debt and the prepayment of floating rate debt, we terminated $250 million of interest rate swaps, resulting in a $7 million swap termination cost.

     We recorded impairment related losses of $158 million during the fourth quarter of 2002. Of these losses, $118 million primarily related to shorter holding periods associated with our recent decision to sell 33 hotels over the next 36 months. Six of these 33 hotels had been identified for sale in prior periods and were included in the hotels for which an impairment loss of $7 million was recorded in 2001. Of the remaining 2002 impairment charge: $26 million related to two hotels held for investment that are not included in the disposition plan and $13 million related to an other than temporary decline in the value of certain equity method investments.

     Equity in the income of unconsolidated entities decreased by $18 million, compared to 2001. The decrease in 2002 principally resulted from the previously described $13 million impairment loss with respect to certain equity method investments and an 8.6% drop in RevPAR from our unconsolidated hotels.

     Partially offsetting the net loss for the year ended December 31, 2002, was a gain of $5 million on the sale of retail space and $1 million on the sale of a hotel. The net loss for the year ended December 31, 2001, was reduced by a gain of $3.0 million related to condemnation proceeds received.

Comparison of the Year Ended December 31, 2002 with Pro Forma 2001

     On July 1, 2001, we acquired the operating leases covering 88 of our hotels and contributed them to our TRSs. As the leases were acquired, we began receiving and recording hotel revenues and expenses, rather than percentage lease revenue. Consequently, a comparison of historical results for the year ended December 31, 2002, to the year ended December 31, 2001, may not be as meaningful as a discussion of pro forma results. Accordingly, we have included a discussion of the comparison of the pro forma results of continuing operations. The pro forma results of continuing operations for the year ended December 31, 2001, assumes that our acquisition of the 88 hotel leases had occurred on January 1, 2001.

Condensed Consolidated Statements of Operating Income from Continuing Operations
(in thousands)

	Year Ended December 31,
	Historical	Pro Forma	Historical
	2002	2001	2001
Total revenues	$1,209,243	$1,318,017	$1,111,920

Operating expenses:
Hotel operating expenses	1,082,556	1,145,664	943,814
Abandoned project costs	1,663	837	837
Lease termination costs	—	36,604	36,604
Merger termination costs	—	19,919	19,919

Total operating expenses	1,084,219	1,203,024	1,001,174

Operating income	$125,024	$114,993	$110,746

     The 2001 Pro Forma Condensed Consolidated Statement of Operating Income from continuing operations is presented for illustrative purposes only and is not necessarily indicative of what the actual results of continuing operations would have been had the transaction previously described occurred on the indicated date, nor do they purport to represent our results of operations for future periods.

     The pro forma numbers presented represent our historical revenues and expenses, modified as described in the pro forma adjustments below.

Pro forma adjustments:

(a)	Total revenue adjustments consist of the increase in our historical revenue from the elimination of historical percentage lease revenue and the addition of historical hotel operating revenues.

(b)	Hotel operating expense adjustments consist of: (i) the increase in our historical operating expense from the addition of historical hotel operating expenses and the elimination of percentage lease expense for the 88 hotel leases acquired from IHG on July 1, 2001, (ii) the recording of management fees at their new contractual rates, and (iii) the elimination of historical franchise fees, which are included in the new management fees for these hotels.

     Revenues from continuing operations decreased $109 million in 2002, compared to pro forma 2001. The decrease in revenue resulted principally from a decline in both business and leisure travel for the year ended December 31, 2002 compared to 2001, which reflected the weak economy and geopolitical uncertainties during the period. During the year ended December 31, 2002, RevPAR for our hotels included in continuing operations decreased 7.3%, compared to the prior year pro forma; the decline in RevPAR was comprised of a decrease in hotel occupancy of 2.1%, to 63.0%, and a decline in ADR of 5.3%, to $98.86.

     Hotel operating expenses from continuing operations decreased $63 million in 2002, compared to pro forma 2001. This decrease is primarily related to a decrease in the expenses from hotel operations associated with the 7.3% decrease in RevPAR. However, hotel operating expenses, as a percentage of total revenue, increased from 87% to 90%. The principal reason for the increase in operating expenses, as a percentage of total revenue, was a 300 basis point drop in hotel operating margins. This margin compression primarily relates to the reduction in revenue and the inability to reduce labor costs, repair and maintenance costs and marketing costs proportionately.

     Included in the year ended December 31, 2002, were $2 million of abandoned project costs related to our pursuit of a large portfolio acquisition. We were unable to reach mutually acceptable pricing and terms with the seller as a result of the uncertain operating environment and softening capital markets. The year ended December 31, 2001, included $1 million of abandoned project costs.

     Included in the prior year were $37 million in lease termination costs, associated with the acquisition of our hotel leases and $20 million of costs associated with the termination of the proposed MeriStar Hospitality merger.

     Our operating income from continuing operations was $125 million in 2002, compared to pro forma operating income of $115 million in 2001. The 2001 pro forma operating income included $57 million in costs associated with abandoned project costs, lease termination costs and merger termination costs. The principal reasons for this decline in pro forma total revenues and pro forma hotel operating expenses were an 7.3% decline in RevPAR and the contraction of hotel operating margins principally associated with the decline in RevPAR.

Non-GAAP Financial Measures

Funds From Operations and EBITDA

     Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminish predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider supplemental measurements of performance to be helpful in evaluating a real estate company’s operations. We and FelCor consider Funds From Operations, or FFO, and Earnings Before Interest, Taxes, Depreciation, and Amortization, or EBITDA, to be supplemental measures of a REIT’s performance and should be considered along with, but not as an alternative to, net income as a measure of FelCor’s and our operating performance.

     The White Paper on Funds From Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, defines FFO as net income or loss (computed in accordance with generally accepted accounting principles), excluding gains or losses from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis. FFO and EBITDA are not measures of operating performance under generally accepted accounting principles in the U.S., or GAAP. However, we believe that FFO and EBITDA are helpful to management and investors as a supplemental measure of the performance of an equity REIT. We compute FFO in accordance with standards established by NAREIT. This may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition, or that interpret the current NAREIT definition differently than we do.

     FFO and EBITDA should not be considered as an alternative to net income, operating profit, cash flow from operations, or any other operating performance measure prescribed by GAAP. Neither should FFO, FFO per unit and EBITDA be considered as a measure of our liquidity or indicative of funds available for our cash needs, including our ability to make cash distributions. FFO per unit does not measure, and should not be used as a measure of amounts that accrue directly to unitholders’ benefit.

     The following tables detail our computation of FFO and EBITDA (in thousands):

Reconciliation of Net Income (Loss) to FFO
(in thousands, except per share data)

	Year Ended December 31,
	2003			2002			2001
			Per Share			Per Share			Per Share
	Dollars	Shares	Amount	Dollars	Shares	Amount	Dollars	Shares	Amount
Net income (loss)	$(327,921)	58,657	$(5.59)	$(192,298)	54,173	$(3.29)	$(50,144)	52,622	$(0.95)
Depreciation from continuing operations	132,365		2.26	138,800		2.56	146,155		2.78
Depreciation from unconsolidated entities and discontinued operations	17,670		0.30	25,633		0.48	22,419		0.43
Gain on sale of assets	(2,668)		(0.05)	(5,861)		(0.11)	—		—
Preferred dividends	(26,908)		(0.46)	(26,292)		(0.49)	(12,938)		(0.25)

FFO	$(207,462)	58,657	$(3.54)	$(60,018)	54,173	$(0.85)	$105,492	52,622	$2.00

	Year Ended December 31,
	2000			1999
			Per Share			Per Share
	Dollars	Shares	Amount	Dollars	Shares	Amount
Net income	$66,392	55,519	$1.11	$135,776	67,581	$1.94
Depreciation from continuing operations	149,481		2.69	142,502		2.11
Depreciation from unconsolidated entities and discontinued operations	21,431		0.39	20,441		0.30
Gain on sale of assets	(2,595)		(0.05)	—		—
Preferred dividends	(12,938)		(0.23)	(12,937)		(0.19)

FFO	$221,771	55,519	$3.91	$285,782	67,581	$4.16

     Consistent with SEC guidance on non-GAAP financial measures, FFO has not been adjusted for the following amounts included in net income (loss) (in thousands, except per share amounts):

	Year Ended December 31,
	2003		2002		2001		2000		1999
		Per Share		Per Share		Per Share		Per Share		Per Share
	Dollars	Amount	Dollars	Amount	Dollars	Amount	Dollars	Amount	Dollars	Amount
Impairment loss	$(245,509)	$(3.97)	$(157,505)	$(2.55)	$(7,000)	$(0.10)	$(63,000)	$(0.94)	$—	$—
Minority interest share of impairment loss	$1,770	$0.03	$—	$—	$—	$—	$—	$—	$—	$—
Charge-off of deferred debt costs	$(2,834)	$(0.05)	$(3,222)	$(0.05)	$(1,270)	$(0.02)	$(3,865)	$(0.06)	$(1,113)	$(0.01)
Gain on early extinguishment of debt	$1,611	$0.03	$—	$—	$—	$—	$—	$—	$—	$—
Abandoned projects	$—	$—	$(1,663)	$(0.03)	$(837)	$(0.01)	$—	$—	$—	$—
Lease acquisition costs	$—	$—	$—	$—	$(36,604)	$(0.55)	$—	$—	$—	$—
Merger termination costs	$—	$—	$—	$—	$(19,919)	$(0.30)	$—	$—	$—	$—
Merger related financing costs	$—	$—	$—	$—	$(5,486)	$(0.08)	$—	$—	$—	$—
Swap termination costs	$—	$—	$—	$—	$(7,049)	$(0.11)	$—	$—	$—	$—

     The following table details our computation of EBITDA (in thousands):

Reconciliation of Net Income (Loss) to EBITDA
(in thousands, except per share data)

	Year Ended December 31,
	2003	2002	2001	2000	1999
Net income (loss)	$(327,921)	$(192,298)	$(50,144)	$66,392	$135,776
Depreciation from continuing operations	132,365	138,800	146,155	149,481	142,502
Depreciation from unconsolidated entities and discontinued operations	17,670	25,633	22,418	21,431	20,441
Lease termination costs	—	—		—	—
Swap termination costs	—	—		—	—
Merger costs:
Termination costs	—	—	19,919	—	—
Financing costs	—	—	5,486	—	—
Lease termination costs	—	—	36,604	—	—
Interest expense	167,414	164,360	159,171	158,620	125,436
Interest expense from unconsolidated entities and discontinued operations	7,730	11,441	11,733	9,187	6,728
Amortization expense	2,210	2,088	2,093	1,480	693

EBITDA	$(532)	$150,024	$353,435	$406,591	$431,576

     Consistent with SEC guidance on non-GAAP financial measures, EBITDA has not been adjusted for the following amounts included in net income (loss) (in thousands):

	Year Ended December 31,
	2003	2002	2001	2000	1999
Impairment loss	$(245,509)	$(157,505)	$(7,000)	$(63,000)	$—
Minority interest share of impairment loss	$1,770	$—	$—	$—	$—
Charge-off of deferred debt costs	$(2,834)	$(3,222)	$(1,270)	$(3,865)	$(1,113)
Loss on early extinguishment of debt	$1,611	$—	$—	$—	$—
Swap termination costs	$—	$—	$(7,049)	$—	$—
Abandoned projects	$—	$(1,663)	$(837)	$—	$—
Gain on sale of assets	$2,668	$5,861	$—	$2,595	$—

Hotel Operating Profit and Operating Margin

     Hotel operating profit and operating margin are commonly used non-GAAP measures of performance that we utilize to measure the relative performance of our individual hotels and groups of hotels and give investors a more complete understanding of the operating results over which our individual hotels and operating managers have direct control. We believe that hotel operating profit and operating margin are useful to investors by providing greater transparency with respect to significant measures used by management in its financial and operational decision-making.

Hotel Operating Profit
(dollars in thousands)

	Year Ended
	December 31,
	2003	2002	2001
Continuing Operations
Total revenue	$1,169,264	$1,209,243	$1,111,920
Percentage lease revenue	—	—	99,178
Retail space rental and other revenue	1,022	1,646	2,990

Hotel revenue	1,168,242	1,207,597	1,009,752
Hotel operating expenses	824,991	807,944	655,700

Hotel operating profit	$343,251	$399,653	$354,052

Hotel operating margin(1)	29.4%	33.1%	35.1%

(1) Hotel operating profit as a percentage of hotel revenue.

Hotel Operating Expense Composition
(dollars in thousands)

	Year Ended
	December 31,
	2003	2002	2001
Continuing Operations
Hotel departmental expenses:
Room	$245,884	$240,354	$197,340
Food and beverage	146,546	148,684	111,472
Other operating departments	28,185	28,335	24,594
Other property related costs:
Administrative and general	113,078	112,076	91,055
Marketing and advertising	102,059	97,747	81,245
Repairs and maintenance	67,037	63,051	50,648
Energy	60,892	56,314	45,167

Total other property related costs	343,066	329,188	268,115
Management and franchise fees	61,310	61,383	54,179

Hotel operating expenses	$824,991	$807,944	$655,700

Reconciliation of total operating expense to hotel operating expense:
Total operating expenses	$1,092,488	$1,084,219	$1,001,174
Taxes, insurance and lease expense	(120,866)	(122,056)	(129,281)
Abandoned projects	—	(1,663)	(837)
Lease termination costs	—	—	(36,604)
Merger termination costs	—	—	(19,919)
Corporate expenses	(14,266)	(13,756)	(12,678)
Depreciation	(132,365)	(138,800)	(146,155)

Hotel operating expenses	$824,991	$807,944	$655,700

Reconciliation of Net Loss to Hotel Operating Profit
(in thousands)

	Actual	Actual	Actual
	2003	2002	2001
Net loss	$(327,921)	$(192,298)	$(50,144)
Discontinued operations	39,107	108,248	(8,821)
Equity in income from unconsolidated entities	(2,370)	10,127	(7,346)
Gain on sale of assets	(284)	(5,861)	(2,935)
Minority interests	(2,812)	1,095	3,585
Interest expense, net:
Recurring financing	165,152	162,248	156,329
Merger related financing	—	—	5,486
Charge-off of deferred financing costs	2,834	3,222	1,270
Swap termination costs	—	—	7,049
Impairment Loss	203,070	38,243	6,273
Taxes, insurance and lease expense	120,866	122,056	129,281
Abandoned projects	—	1,663	837
Lease termination costs	—	—	36,604
Merger termination costs	—	—	19,919
Corporate expenses	14,266	13,756	12,678
Depreciation	132,365	138,800	146,155
Percentage lease revenue	—	—	(99,178)
Retail space rental and other revenue	(1,022)	(1,646)	(2,990)

Hotel operating profit	$343,251	$399,653	$354,052

Reconciliation of Ratio of Operating Income to Total Revenue to Hotel Operating Margin

	Actual	Actual	Actual
	2003	2002	2001
Ratio of operating income to total revenue	6.6%	10.3%	10.0%
Less:
Percentage lease revenue	—	—	(8.8)
Retail space and rental and other revenue	(0.1)	(0.1)	(0.2)
Plus:
Taxes, insurance and lease expense	10.4	10.1	12.8
Abandoned projects	—	0.1	—
Lease termination costs	—	—	3.6
Merger termination costs	—	—	2.0
Corporate expenses	1.2	1.2	1.2
Depreciation	11.3	11.5	14.5

Operating Margin	29.4%	33.1%	35.1%

Liquidity and Capital Resources

     Our principal source of cash to meet our cash requirements, including distributions to unitholders and repayments of indebtedness, is from the results of operations of our hotels. For the year ended December 31, 2003, net cash flow provided by operating activities, consisting primarily of hotel operations, was $51 million. At December 31, 2003, we had cash on hand of approximately $232 million.

     We currently expect that our cash flow provided by operating activities for 2004 will be approximately $56 million to $62 million. These cash flow forecasts assume a RevPAR increase of 3% to 4%, hotel operating margin flow-through of 1.4 to 1.6 times, sales of approximately $125 million in non-strategic hotels and debt reduction of $192 million. In 2004, our current operating plan contemplates that we will make preferred distribution payments of $27 million, capital expenditures of approximately $75 to $100 million, debt maturities of $175 million, and $17 million in normal recurring principal payments. We expect cash necessary to fund cash flow shortfalls and distributions, if any, will be funded from our cash balances, proceeds from the sale of hotels, and the $174 million currently estimated to be available to us under our secured debt facility. We currently anticipate that FelCor’s board of directors will defer the resumption of common distributions until the anticipated recovery in our business is more firmly established, and to determine the amount of preferred and common distributions, if any, for each quarterly period, based upon the actual operating results of that quarter, economic conditions, other operating trends, our financial condition and capital requirements, as well as FelCor’s minimum REIT distribution requirements.

     Events, including the threat of additional terrorist attacks, U.S. military involvement in the Middle East and the bankruptcy of several major corporations, had an adverse impact on the capital markets during 2003. Similar events, such as new terrorist attacks or additional bankruptcies could further adversely affect the availability and cost of capital for our business. In addition, should the anticipated recovery of the overall economy and of the lodging industry fail to materialize or stall, that too could adversely affect our operating cash flow and the availability and cost of capital for our business.

     As a consequence of the prolonged economic slowdown, its impact on the travel and lodging industries and our higher secured debt levels, Moody’s lowered its ratings on our $1.2 billion in senior unsecured debt one level, to B1 in June 2003. This downgrade, along with a similar downgrade by Standard & Poor’s earlier in 2003 to B, triggered a 50 basis point step-up in interest rates on $900 million of our outstanding senior unsecured debt. In the fourth quarter 2003, Standard & Poor’s further reduced its rating on our senior unsecured debt to B-. The obligation to pay this increased interest rate will continue in effect unless and until either Moody’s raises its rating on our senior unsecured debt to Ba3 or Standard & Poor’s increases its rating to BB-.

     We are also subject to the risks of fluctuating hotel operating margins at our hotels, including but not limited to increases in wage and benefit costs, repair and maintenance expenses, utilities, insurance, and other operating expenses that can fluctuate disproportionately to revenues. These operating expenses are difficult to predict and control, resulting in an increased risk of volatility in our results of operations. The economic slowdown and the sharp drop in occupancy and ADR that began in 2001, have resulted both in declines in RevPAR and in an erosion in our operating margins. Our operating margins have dropped from 35.1% in 2001, to 33.1% in 2002 and 29.4% in 2003. If the declines in hotel RevPAR and/or operating margins worsen or continue for a protracted time, they could have a material adverse effect on our operations, earnings and cash flow.

     In June 2003, we entered into a new secured delayed draw facility with JPMorgan Chase Bank for up to $200 million. Through the date of this filing, there have been no borrowings under this facility, and we have an estimated $174 million of borrowing capacity based on the underwritten cash flows of the 14 hotels currently securing this facility. The amount available to us under this facility will fluctuate, prior to conversion into commercial mortgage backed security (CMBS) loans, depending upon the number of hotels provided as security and the underwritten cash flows of those hotels, from time to time. This non-recourse facility has an initial term of 18 months that can be extended for an additional six months at our option and carries a floating interest rate of LIBOR plus 2.25 to 2.75 percent. The outstanding balances on this loan facility will be converted by the lender into fixed rate or floating rate CMBS loans, and we have a one-time option to convert up to $75 million in borrowings to a floating rate CMBS loan. Upon conversion, the fixed rate loans will have a term of 10 years and any floating rate loans will have a maximum term of five years.

     In 2003, by amendment, we reduced our unsecured line of credit commitments from $300 million to $50 million and obtained more relaxed covenant levels. In March 2004, we elected to terminate our line of credit, which is expected to result in the first quarter charge-off of unamortized loan costs of approximately $0.3 million and produce cash savings of approximately $0.4 million during the remainder of 2004. At December 31, 2003, and at the date of termination of the line of credit, there were no borrowings under the line of credit, and we were in compliance with all of the applicable covenants.

     Most of our mortgage debt is non-recourse to us and contains provisions allowing for the substitution of collateral upon satisfaction of certain conditions. Most of our mortgage debt is prepayable, subject to various prepayment penalties, yield maintenance or defeasance obligations.

     Our publicly-traded senior unsecured notes require that we satisfy total leverage, secured leverage and an interest coverage tests in order to: incur additional indebtedness except to refinance maturing debt with replacement debt, as defined under our indentures; pay dividends in excess of the minimum dividend required to meet the REIT qualification test; repurchase capital stock; or merge. As of the date of this filing, we have satisfied all such tests. Under the terms of two of our indentures, we are prohibited from repurchasing any of our capital stock, whether common or preferred, subject to certain exceptions, as long as our debt-to-EBITDA ratio, as defined in the indentures, exceeds 4.85 to 1. Debt, as defined in the indentures, approximates our consolidated debt. EBITDA is defined in the indentures as consolidated GAAP net income, adjusted for minority interest in FelCor LP, actual cash distributions by unconsolidated entities, gains or losses from asset sales, dividends on preferred stock and extraordinary gains and losses (as defined at the date of the indentures), plus interest expense, income taxes, depreciation expense, amortization expense and other non-cash items. Our debt-to-EBITDA ratio, as defined, was 6.0 to 1, 5.3 to 1 and 5.5 to 1 for the years ended December 31, 2003, 2002 and 2001, respectively. The ratio increased in recent years principally because of the decline in our EBITDA as a result of the recession that began in March of 2001 and was exacerbated by the terrorist attacks of September 11, 2001. These events contributed to a deep and protracted recession in the hospitality industry. Our EBITDA has also decreased due to the sale of non-strategic hotels without a concurrent and proportionate reduction in our debt. Since our current debt-to-EBITDA ratio exceeds 4.85 to 1 and is expected to do so for the foreseeable future, we are prohibited from purchasing any of our capital stock, except as permitted under limited exceptions, such as from the proceeds of a substantially concurrent issuance of other capital stock.

     If actual operating results fail to meet our current expectations, as reflected in our current public guidance, or if interest rates increase unexpectedly, we may be unable to continue to satisfy the incurrence test under the indentures governing our senior unsecured notes. In such an event, we may be prohibited from utilizing the undrawn amounts currently available to us under our secured debt facility, except to repay or refinance maturing debt with similar priority in the capital structure, and may be prohibited from, among other things, incurring any additional indebtedness or paying distributions on our preferred or common units, except to the extent necessary to satisfy FelCor’s REIT qualification requirement that it distribute currently at least 90% of its taxable income. In the event of our failure of this incurrence test, based upon our current estimates of taxable income for 2004, we would be unable to distribute the full amount of distributions accruing under our outstanding preferred units in 2004 and, accordingly, could pay no distributions on our common units.

     We currently anticipate that we will meet our financial covenant and incurrence tests under the RevPAR guidance provided by FelCor at its fourth quarter earnings conference call on February 5, 2004. For the first quarter of 2004, we currently anticipate that our portfolio RevPAR will be 1.5% to 2.5% above the comparable period of the prior year. The RevPAR increase in 2004, compared to the same periods in 2003, was approximately 2.2% for January and 1.0% for February. We currently anticipate that full year 2004 hotel portfolio RevPAR will increase approximately 3% to 4%. For 2004 we expect to make capital expenditures of $75 to $100 million, and we anticipate selling approximately $125 million in non-strategic hotels. We estimate that our net loss for 2004 will be in the range of $49 to $55 million or $0.83 to $0.93 per share. FFO per share, for the year 2004, is anticipated to be within the range of $0.76 to $0.86, and EBITDA is expected to be within the range of $249 to $255 million. Our FFO and EBITDA estimates include an $8 million gain expected on the sale of a 251-unit residential condominium development expected to be completed and sold in 2004. No other transaction gains or losses are included in these earnings estimates.

Reconciliation of Estimated Net Loss to Estimated FFO and EBITDA
(in millions, except per unit data)

	Full Year 2004 Guidance
	Low Guidance		High Guidance
		Per Unit		Per Unit
	Dollars	Amount(a)	Dollars	Amount (a)
Net loss	$(59)	$(0.95)	$(53)	$(0.85)
Depreciation	133		133
Preferred Dividends.	(27)		(27)

FFO	$47	$0.76	$53	$0.86

Net loss	$(59)		$(53)
Depreciation	133		133
Interest expense	172		172
Amortization expense	3		3

EBITDA	$249		$255

(a)	Weighted average units are 62.0 million. Adding unvested FelCor restricted stock of 0.3 million shares to weighted average units, provides the weighted average units of 62.3 million used to compute FFO per unit.

     The following details our debt outstanding at December 31, 2003 and 2002 (in thousands):

					Balance Outstanding
	Encumbered	Interest Rate at		Maturity	December 31,	December 31,
	Hotels	December 31, 2003		Date	2003	2002
Promissory note	none	3.12	(a)	June 2016	$650	$650
Senior unsecured term notes	none	4.36	(b)	Oct. 2004	174,888	174,760
Senior unsecured term notes	none	5.19	(b)	Oct. 2007	124,617	124,518
Senior unsecured term notes	none	10.00		Sept. 2008	596,865	596,195
Senior unsecured term notes	none	9.00		June 2011	298,158	297,907

Total unsecured debt(c)		8.42			1,195,178	1,194,030

Secured debt facility	14 hotels	—		December 2004	—	—
Mortgage debt	10 hotels	3.62	(d)	May 2006	148,080	—
Mortgage debt	15 hotels	5.96	(e)	Nov. 2007	131,721	134,738
Mortgage debt	7 hotels	7.54		April 2009	92,445	94,288
Mortgage debt	6 hotels	7.55		June 2009	69,566	70,937
Mortgage debt	8 hotels	8.70		May 2010	178,118	180,534
Mortgage debt	7 hotels	8.73		May 2010	138,200	140,315
Mortgage debt	1 hotel	4.0	(a)	August 2008	15,500	—
Mortgage debt	1 hotel	7.23		October 2005	11,286	54,993
Mortgage debt	8 hotels	7.48		April 2011	50,305	—
Other	1 hotel	9.17		August 2011	6,956	7,299

Total secured debt(c)	78 hotels	6.98			842,177	683,104

Total(c)		7.82%			$2,037,355	$1,877,134

(a)	Variable interest rate based on LIBOR, which was 1.1% as of December 31, 2003.

(b)	These notes were matched with interest rate swap agreements that effectively convert the fixed interest rate on the notes to a variable interest rate based on LIBOR.

(c)	Interest rates are calculated based on the weighted average outstanding debt at December 31, 2003.

(d)	Variable interest rate based on LIBOR. This debt may be extended at our option for up to two, one-year periods.

(e)	$100 million of this note was matched with interest rate swap agreements that effectively convert the fixed interest rate on this note to a variable interest rate based on LIBOR.

     The fixed rates receivable and the variable rates payable by us under our interest rate swaps, at December 31, 2003, are summarized in the following table:

			Weighted-average
	Notional Amount		Spread Paid in
Swap Maturity	(in millions)	Number of Swaps	Excess of LIBOR	Fixed Rate Received
October 2004	$175	6	3.20%	7.38%
October 2007	125	5	4.03%	7.63%
November 2007	100	4	4.35%	7.46%

	$400		3.77%	7.42%

     At December 31, 2003, approximately $564 million of our outstanding debt was subject to variable interest rates. A one percent increase in interest rates would represent an annualized increase in interest expense of approximately $5.6 million.

     During 2003, we spent an aggregate of $68 million on capital expenditures, including our pro rata share of capital improvements made by our unconsolidated joint ventures.

Contractual Obligations

     We have obligations and commitments to make certain future payments under debt agreements and various contracts. The following schedule details these obligations at December 31, 2003 (in thousands):

			1 – 3	4 – 5	After
	Total	Less Than 1 Year	Years	Years	5 Years
Debt	$2,041,608	$192,333	$184,417	$888,093	$776,765
Purchase obligations	25,342	25,342	—	—	—
Operating leases	266,444	38,716	71,668	23,182	132,878

Total contractual obligations	$2,333,394	$256,391	$256,085	$911,275	$909,643

Off-Balance Sheet Arrangements

     At December 31, 2003, we had unconsolidated 50% investments in ventures that own an aggregate of 20 hotels (referred to as hotel joint ventures), and we had unconsolidated 50% investments in ventures that operate four of those 20 hotels (referred to as operating joint ventures). We own 100% of the lessees operating 15 hotels owned by the hotel joint ventures and one hotel joint venture is operated without a lease. We also owned a 50% interest in entities that provide condominium management services and develop condominiums in Myrtle Beach, South Carolina. None of FelCor’s directors, officers or employees owns any interest in any of these joint ventures or entities. The hotel ventures had approximately $214 million of non-recourse mortgage debt relating to the 20 hotels. This debt is not reflected as a liability on our consolidated balance sheet.

     Our liability with regard to non-recourse debt and the liability of our subsidiaries that are members or partners in joint ventures are generally limited to the guarantee of the borrowing entity’s obligations to pay for the lender’s losses caused by misconduct, fraud or misappropriation of funds by the venture and other typical exceptions from the non-recourse provisions in the mortgages, such as for environmental liabilities.

     At December 31, 2003, our unconsolidated joint venture that is developing a residential condominium project in Myrtle Beach, South Carolina, had a $98 million full recourse construction loan. The anticipated completion date of this development is late 2004. We and our joint venture partner Hilton, have each guaranteed 50% of the amount outstanding under this loan. At December 31, 2003, $61 million had been drawn under this loan, of which we have guaranteed our 50% share. Our 50% share of the entire amount available under the construction loan is $49 million. Our guarantee reduces from 50% to 25% of the outstanding balance when the project is completed. In addition, we have guaranteed a $143,000 full recourse loan to one of out 50% owned unconsolidated hotel ventures. The following schedule details these guaranty obligations and maturity dates at December 31, 2003 (in thousands):

	Total Amounts
	Committed	2004	2005
Loan guarantees	$30,861	$143	$30,718

     We have recorded equity in income (loss) of unconsolidated entities of $2 million, $(10) million (including an impairment loss of $13 million), and $7 million for the years ended December 31, 2003, 2002 and 2001, respectively, and received distributions of $9 million, $11 million, and $8 million for the years 2003, 2002 and 2001, respectively. The principal source of income for our hotel joint ventures is percentage lease revenue from the operating lessees. We own 100% of the operating lessees for 15 of the hotel joint ventures. The operating lessees with respect to these 15 hotel joint ventures incurred losses, which were included in our consolidated statements of operations, of $4 million, $1 million and $1 million for the years 2003, 2002 and 2001, respectively.

     Capital expenditures on the hotels owned by our hotel joint ventures are generally paid from their capital reserve account, which is funded from the income from operations of these ventures. However, if a venture has insufficient cash flow to meet operating expenses or make necessary capital improvements, the venture may make a capital call upon the venture members or partners to fund such necessary improvements. It is possible that, in the event of a capital call, the other joint venture member or partner may be unwilling or unable to make the necessary capital contributions. Under such circumstances, we may elect to make the other party’s contribution as a loan to the venture or as an additional capital contribution by us. Under certain circumstances, a capital contribution by us may increase our equity investment to greater than 50% and may require that we consolidate the venture, including all of its assets and liabilities, into our consolidated financial statements.

     Effective June 1, 2003, we made a $0.2 million capital contribution to our hotel joint venture with Interstate Hotels & Resorts, which increased our ownership in that venture to more than 50 percent. As a result, we then began consolidating the venture and the operations of its eight hotels. The consolidation of this venture increased our investment in hotels by $73 million, our debt by $51 million and reduced our investment in unconsolidated entities by $19 million. In 2003, we also made loans to this venture aggregating $1.7 million and our partner made loans to the venture aggregating $0.9 million.

     With respect to those ventures that are partnerships, any of our subsidiaries that serve as a general partner will be liable for all of the recourse obligations of the venture, to the extent that the venture does not have sufficient assets or insurance to satisfy the obligations. In addition, the hotels owned by these ventures could perform below expectations and result in the insolvency of the ventures and the acceleration of their debts, unless the members or partners provide additional capital. In some ventures, the members or partners may be required to make additional capital contributions or have their interest in the venture be reduced or offset for the benefit of any party making the required investment on their behalf. In the foregoing and other circumstances, we may be faced with the choice of losing our investment in a venture or investing additional capital under circumstances that do not assure a return on that investment.

Quantitative and Qualitative Disclosures About Market Risk

     At December 31, 2003, approximately 73% of our consolidated debt had fixed interest rates. Currently, market rates of interest are below the rates we are obligated to pay on our fixed-rate debt.

     The following tables provide information about our financial instruments that are sensitive to changes in interest rates, including interest rate swaps and debt obligations. For debt obligations, the tables present scheduled maturities and weighted average interest rates, by maturity dates. For interest rate swaps, the tables present the notional amount and weighted average interest rate, by contractual maturity date. The fair value of our fixed rate debt indicates the estimated principal amount of debt having the same debt service requirements that could have been borrowed at the date presented, at then current market interest rates. The fair value of our fixed to variable interest rate swaps indicates the estimated amount that would have been received or paid by us had the swaps been terminated at the date presented.

Expected Maturity Date
at December 31, 2003
(dollars in thousands)

								Fair
	2004	2005	2006	2007	2008	Thereafter	Total	Value
Liabilities
Fixed rate:
Debt	$188,922	$24,521	$15,227	$258,793	$613,800	$776,115	$1,877,378	$1,975,819
Average interest rate	7.42%	7.67%	8.00%	7.47%	9.96%	8.54%	8.73%
Floating rate:
Debt	3,411	3,568	141,101	—	15,500	650	164,230	164,230
Average interest rate(a)	3.62%	3.62%	3.62%	—	3.97%	3.12%	3.65%
Interest rate swaps (fixed to floating)(b)
Notional amount	175,000	—	—	225,000	—	—	400,000	5,468
Pay rate(b)	4.31%	—	—	5.29%	—	—	4.87%
Receive rate	7.38%	—	—	7.45%	—	—	7.42%
Total debt	$192,333	$28,089	$156,328	$258,793	$629,300	$776,765	2,041,608
Average interest rate	4.57%	7.16%	4.05%	5.60%	9.71%	8.53%	7.82%
Net discount							(4,253)
Total debt							$2,037,355

(a)	The average floating rate of interest represents the implied forward rate in the yield curve at December 31, 2003.

(b)	The interest rate swaps decreased our interest expense by $7 million during 2003.

Expected Maturity Date
at December 31, 2002
(dollars in thousands)

								Fair
	2003	2004	2005	2006	2007	Thereafter	Total	Value
Liabilities
Fixed rate:
Debt	$35,118	$189,228	$42,606	$14,217	$258,428	$1,343,507	$1,883,104	$1,725,934
Average interest rate	7.42%	7.42%	7.48%	8.04%	7.42%	8.89%	8.48%
Floating rate:
Debt	—	—	—	—	—	650	650	650
Average interest rate(a)	—	—	—	—	—	3.38%	3.38%
Interest rate swaps (fixed to floating)(b)
Notional amount	—	175,000	—	—	25,000	—	200,000	7,708
Pay rate(b)	—	4.59%	—	—	4.95%	—	4.64%
Receive rate	—	7.38%	—	—	7.63%	—	7.41%
Total debt	$35,118	$189,228	$42,606	$14,217	$258,428	$1,344,157	1,883,754
	7.42%	4.84%	7.48%	8.04%	7.22%	8.89%	8.18%
Net discount							(6,620)
Total debt							$1,877,134

(a)	The average floating rate of interest represents the implied forward rates in the yield curve at December 31, 2002.

(b)	The interest rate swaps decreased our interest expense by $4 million during 2002.

     Swap contracts, such as described above, contain a credit risk, in that the counterparties may be unable to fulfill the terms of the agreement. We minimize that risk by evaluating the creditworthiness of our counterparties, who are limited to major banks and financial institutions, and we do not anticipate nonperformance by the counterparties. The Standard & Poor’s credit ratings for the financial institutions that are counterparties to the interest rate swap agreements range from A+ to AA-.

Inflation

     Operators of hotels, in general, possess the ability to adjust room rates daily to reflect the effects of inflation. Competitive pressures may, however, require us to reduce room rates in the near term and may limit our ability to raise room rates in the future. We are also subject to the risk that inflation will cause increases in hotel operating expenses disproportionately to revenues. During 2003, health and workers compensation insurance and energy costs increased despite a decrease in revenues.

Seasonality

     The lodging business is seasonal in nature. Generally, hotel revenues are greater in the second and third calendar quarters than in the first and fourth calendar quarters, although this may not be true for hotels in major tourist destinations. Revenues for hotels in tourist areas generally are substantially greater during tourist season than other times of the year. Seasonal variations in revenue at our hotels can be expected to cause quarterly fluctuations in our revenues. Quarterly earnings also may be adversely affected by events beyond our control, such as extreme weather conditions, economic factors and other considerations affecting travel. To the extent that cash flow from operations is insufficient during any quarter, due to temporary or seasonal fluctuations in revenues, we may utilize cash on hand or borrowings to satisfy our obligations or make distributions to our equity holders.

Critical Accounting Policies and Estimates

     Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.

     On an on-going basis, we evaluate our estimates, including those related to bad debts, the carrying value of investments in hotels, litigation, and other contingencies. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

     We believe the following critical accounting policies affect the most significant judgments and estimates used in the preparation of our consolidated financial statements.

•	We are required by GAAP to record an impairment charge when we believe that an investment in one or more of our hotels has been impaired, such that future undiscounted cash flows would not recover the book basis, or net book value, of the investment. We test for impairment when certain events occur, including one or more of the following: projected cash flows are significantly less than recent historical cash flows; significant changes in legal factors or actions by a regulator that could affect the value of our hotels; events that could cause changes or uncertainty in travel patterns; and a current expectation that, more likely than not, a hotel will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. In 2003, we identified 18 hotels, and in 2002 we identified 33 hotels, that we expect to sell by the end of 2005. The shorter probable holding periods related to our decision to sell these hotels was the primary factor that led to impairment charges on these hotels. As we sell these hotels, we may recognize additional losses or gains on sale. We revised our estimates of future cash flows for our hotel portfolio in the fourth quarter of 2002, when it became apparent that the recovery of the travel industry would take longer than we had originally expected. In the evaluation of impairment of our hotel assets, and in establishing the impairment charge, we made many assumptions and estimates on a hotel by hotel basis, which included the following:

•	Annual cash flow growth rates for revenues and expenses;

•	Holding periods;

•	Expected remaining useful lives of assets;

•	Estimates in fair values taking into consideration future cash flows, capitalization rates, discount rates and comparable selling prices; and

•	Future capital expenditures.

Changes in these estimates, future adverse changes in market conditions or poor operating results of underlying hotels could result in losses or an inability to recover the carrying value of the hotels that may not be reflected in the hotel’s current carrying value, thereby requiring additional impairment charges in the future.

•	We own a 50% interest in various real estate joint ventures reported under the equity method of accounting. In accordance with GAAP, we record an impairment of these equity method investments when they experience an other than temporary decline in value. Changes in our estimates or future adverse changes in the market conditions of the hotels owned by equity method investments could result in additional declines in value that could be considered other than temporary.

•	We make estimates with respect to contingent liabilities for losses covered by insurance in accordance with Financial Accounting Standard 5, Accounting for Contingencies. We record liabilities for self insured losses under our insurance programs when it becomes probable that an asset has been impaired or a liability has been incurred at the date of our financial statements and the amount of the loss can be reasonably estimated. In 2002, we became self-insured for the first $250,000, per occurrence, of our general liability claims with regard to 68 of our hotels. We review the adequacy of our reserves for our self-insured claims on a regular basis. Our reserves are intended to cover the estimated ultimate uninsured liability for losses with respect to reported and unreported claims incurred as of the end of each accounting period. These reserves represent estimates at a given accounting date, generally utilizing projections based on claims, historical settlement of claims and estimates of future costs to settle claims. Estimates are also required since there may be reporting lags between the occurrence of the insured event and the time it is actually reported. Because establishment of insurance reserves is an inherently uncertain process involving estimates, currently established reserves may not be sufficient. If our insurance reserves of $4 million, at December 31, 2003, for general liability losses are insufficient, we will record an additional expense in future periods. Property and catastrophic losses are event-driven losses and, as such, until a loss occurs and the amount of loss can be reasonably estimated, no liability is recorded. We had recorded no contingent liabilities with regard to property or catastrophic losses at December 31, 2003.

•	SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” as amended by SFAS 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities,” establishes accounting and reporting standards for derivative instruments. In accordance with these pronouncements, all of our interest rate swap agreements outstanding at December 31, 2003, were designated as fair value hedges because they are hedging our exposure to the changes in the fair value of our fixed rate debt. Our swaps meet the criteria necessary to assume no ineffectiveness of the hedge. These instruments are adjusted to our estimate of their fair market value through the income statement, but are offset by the change in the estimated fair value of our swapped fixed rate debt. We estimate the fair value of our interest rate swaps and fixed rate debt through the use of a third party valuation. We may use other methods and assumptions to validate the fair market value. At December 31, 2003, our estimate of the fair market value of the interest rate swaps was approximately $5 million and represents the amount that we estimate we would currently receive upon termination of these instruments, based on current market rates and reasonable assumptions about relevant future market conditions.

•	Our Taxable REIT Subsidiaries, or TRSs, have cumulative potential future tax deductions totaling $297 million. The gross deferred income tax asset associated with these potential future tax deductions was $105 million. We have recorded a valuation allowance equal to 100% of our $105 million deferred tax asset related to our TRSs, because of the uncertainty of realizing the benefit of the deferred tax asset. SFAS 109, “Accounting for Income Taxes,” establishes financial accounting and reporting standards for the effect of income taxes. The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an entity’s financial statements or tax returns. In accordance with SFAS 109, we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for a valuation allowance. In the event we were to determine that we would be able to realize all or a portion of our deferred tax assets in the future, an adjustment to the deferred tax asset would increase operating income in the period such determination was made.

Recent Accounting Announcements

     In May 2003, the Financial Accounting Standards Board, or FASB, issued SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. On November 7, 2003, the FASB deferred for an indefinite period certain provisions of SFAS 150 relating to the classification and measurement of mandatorily redeemable non-controlling interests. We do not believe that we have any such interests. The implementation of the remaining effective provisions of SFAS 150 did not impact our financial condition, results of operation or liquidity.

     FASB Interpretation, or FIN No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB 51” was issued in January 2003. In December 2003, FASB issued FIN No. 46R which replaced FIN 46 and clarified Accounting Research Bulletin 51. This interpretation provides guidance on how to identify a variable interest entity and determine when the assets, liabilities, non-controlling interests and results of operations of a variable interest entity should be consolidated by the primary beneficiary. The primary beneficiary is the enterprise that will absorb a majority of the variable interest entity’s expected losses or receive a majority of the expected residual returns as a result of holding variable interests. The recognition and measurement provisions of this FIN apply immediately to variable interest entities created after January 31, 2003, and apply to the first interim or annual period ending after December 15, 2003, for entities acquired before February 1, 2003 (as deferred by FASB Staff Position No. FIN 46-6). This FIN requires the consolidation of results of variable interest entities in which we are the primary beneficiary. As of December 31, 2003, we did not own an interest in a variable interest entity that met the consolidation requirements and, as such, the adoption of FIN No. 46 did not have a material effect on our financial condition, results of operations, or liquidity. Interests in entities acquired or created after December 31, 2003 will be evaluated based on FIN No. 46R criteria and consolidated, if required.

Disclosure Regarding Forward Looking Statements

     With the exception of historical information, the matters discussed in this Annual Report on Form 10-K include “forward looking statements” within the meaning of the federal securities laws. Forward looking statements are not guarantees of future performance. Numerous risks and uncertainties, and the occurrence of future events, may cause actual results to differ materially from those currently anticipated. General economic conditions, including the timing and magnitude of the currently expected recovery in the economy, the realization of anticipated job growth, the impact of U.S. military involvement in the Middle East and elsewhere, future acts of terrorism, the impact on the travel industry of increased security precautions, the availability of capital, the ability to effect sales of non-strategic hotels at anticipated prices, and numerous other factors may affect future results, performance and achievements. Certain of these risks and uncertainties are described in greater detail under “Cautionary Factors That May Affect Future Results” in Item 1 above, or in our other filings with the Securities and Exchange Commission. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.

Item 8. Financial Statements and Supplementary Data

     Included herein beginning at page F-1.

FELCOR LODGING LIMITED PARTNERSHIP

INDEX TO FINANCIAL STATEMENTS

PART I – FINANCIAL INFORMATION

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
of FelCor Lodging Trust Incorporated:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive loss, partners’ capital and cash flows present fairly, in all material respects, the financial position of FelCor Lodging Limited Partnership at December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with standards of the Public Company Accounting Oversight Board (United States), which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Dallas, Texas
March 15, 2004,
except for the effects of the discontinued operations
as described in Note 6, as to which the date is September 7, 2004.

FELCOR LODGING LIMITED PARTNERSHIP

CONSOLIDATED BALANCE SHEETS
December 31, 2003 and 2002
(in thousands)

	2003	2002
ASSETS
Investment in hotels, net of accumulated depreciation of $886,168 in 2003 and $782,166 in 2002	$3,103,796	$3,473,452
Investment in unconsolidated entities	116,553	141,943
Hotels held for sale	21,838	—
Cash and cash equivalents	231,885	50,163
Restricted cash	19,424	21,561
Accounts receivable, net of allowance for doubtful accounts of $1,104 in 2003 and $1,413 in 2002	45,385	46,944
Deferred expenses, net of accumulated amortization of $16,080 in 2003 and $13,357 in 2002	24,278	24,185
Other assets	27,734	22,115

Total assets	$3,590,893	$3,780,363

LIABILITIES AND PARTNERS’ CAPITAL
Debt, net of discount of $4,253 in 2003 and $3,231 in 2002	$2,037,355	$1,877,134
Distributions payable	5,504	14,792
Accrued expenses and other liabilities	151,423	150,385
Minority interest in other partnerships	50,197	48,596

Total liabilities	2,244,479	2,090,907

Commitments and contingencies
Redeemable units at redemption value, 3,034 and 3,290 units issued and outstanding at December 31, 2003 and 2002, respectively	33,612	37,634

Preferred units, $.01 par value, 20,000 units authorized:
Series A. Cumulative Convertible Preferred Units, 5,980 units issued and outstanding at December 31, 2003 and 2002, respectively	149,512	149,512
Series B Cumulative Redeemable Preferred Units, 68 units issued and outstanding at December 31, 2003 and 2002, respectively	169,395	169,395
Common units, 59,120 and 58,767 units issued and outstanding at December 31, 2003 and 2002, respectively	984,417	1,333,014
Accumulated other comprehensive income	9,478	(99)

Total partners’ capital	1,312,802	1,651,822

Total liabilities, redeemable units and partners’ capital	$3,590,893	$3,780,363

The accompanying notes are an integral part of these consolidated financial statements.

FELCOR LODGING LIMITED PARTNERSHIP

CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31, 2003, 2002 and 2001
(in thousands, except per unit data)

	2003	2002	2001
Revenues:
Hotel operating revenue	$1,168,242	$1,207,597	$1,009,752
Percentage lease revenue	—	—	99,178
Retail space rental and other revenue	1,022	1,646	2,990

Total revenues	1,169,264	1,209,243	1,111,920

Expenses:
Hotel departmental expenses	420,615	417,373	333,406
Other property operating costs	343,066	329,188	268,115
Management and franchise fees	61,310	61,383	54,179
Taxes, insurance and lease expense	120,866	122,056	129,281
Abandoned projects	—	1,663	837
Lease termination costs	—	—	36,604
Merger termination costs	—	—	19,919
Corporate expenses	14,266	13,756	12,678
Depreciation	132,365	138,800	146,155

Total operating expenses	1,092,488	1,084,219	1,001,174

Operating income	76,776	125,024	110,746
Interest expense, net:
Recurring financing	(165,152)	(162,248)	(156,329)
Merger related financing	—	—	(5,486)
Charge-off of deferred financing costs	(2,834)	(3,222)	(1,270)
Swap termination expense	—	—	(7,049)
Impairment loss	(203,070)	(38,243)	(6,273)

Loss before equity in income of unconsolidated entities, minority interests and gain on sale of assets	(294,280)	(78,689)	(65,661)
Equity in income (loss) from unconsolidated entities	2,370	(10,127)	7,346
Gain on sale of assets	284	5,861	2,935
Minority interests	2,812	(1,095)	(3,585)

Loss from continuing operations	(288,814)	(84,050)	(58,965)
Discontinued operations	(39,107)	(108,248)	8,821

Net loss	(327,921)	(192,298)	(50,144)
Preferred distributions	(26,908)	(26,292)	(24,600)

Net loss applicable to common unitholders	$(354,829)	$(218,590)	$(74,744)

Loss per common unit data:
Basic and diluted:
Net loss from continuing operations	$(5.11)	$(1.79)	$(1.35)

Net loss	(5.74)	(3.54)	(1.21)

Weighted average units outstanding	61,845	61,737	61,635
Cash distributions declared on partnership units	$—	$0.60	$1.70

The accompanying notes are an integral part of these consolidated financial statements.

FELCOR LODGING LIMITED PARTNERSHIP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
For the years ended December 31, 2003, 2002 and 2001
(in thousands)

	2003	2002	2001
Net loss	$(327,921)	$(192,298)	$(50,144)
Cumulative transition adjustment from interest rate swaps	—	—	248
Unrealized holding losses from interest rate swaps	—	—	(7,297)
Losses realized on interest rate swap terminations	—	—	7,049
Foreign currency translation adjustment	9,577	277	(376)

Comprehensive loss	$(318,344)	$(192,021)	$(50,520)

The accompanying notes are an integral part of these consolidated financial statements.

FELCOR LODGING LIMITED PARTNERSHIP

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL
For the years ended December 31, 2003, 2002, and 2001
(in thousands)

			Accumulated
			Other	Total
	Preferred	Partnership	Comprehensive	Partners’
	Units	Units	Income (Loss)	Capital
Balance, December 31, 2000	$293,265	$1,587,334		$1,880,599
Foreign exchange translation			$(376)	(376)
Contributions		17,487		17,487
Redemption of units		(9,218)		(9,218)
Distributions		(134,694)		(134,694)
Allocations to redeemable units		65,161		65,161
Net loss		(50,144)		(50,144)

Balance, December 31, 2001	293,265	1,475,926	(376)	1,768,815
Foreign exchange translation			277	277
Issuance of Series B preferred units	25,645			25,645
Contributions		132		132
Distributions		(63,550)		(63,550)
Conversion of preferred units	(3)			(3)
Allocations from redeemable units		112,804		112,804
Net loss		(192,298)		(192,298)

Balance, December 31, 2002	318,907	1,333,014	(99)	1,651,822
Foreign exchange translation			9,577	9,577
Contributions		2,210		2,210
Distributions		(26,908)		(26,908)
Allocations from redeemable units		4,022		4,022
Net loss		(327,921)		(327,921)

Balance, December 31, 2003	$318,907	$984,417	$9,478	$1,312,802

The accompanying notes are an integral part of these consolidated financial statements.

FELCOR LODGING LIMITED PARTNERSHIP

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2003, 2002, and 2001
(in thousands)

	2003	2002	2001
Cash flows from operating activities:
Net loss	$(327,921)	$(192,298)	$(50,144)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	140,225	152,817	157,692
Gain on sale of assets	(2,660)	(6,061)	(3,417)
Amortization of deferred financing fees	4,996	5,297	5,292
Accretion (amortization) of debt	590	407	17
Allowance for doubtful accounts	309	(9)	220
Amortization of unearned officers’ and directors’ compensation	2,210	2,088	2,093
Equity in loss (income) from unconsolidated entities	(2,370)	10,127	(7,346)
Charge-off of deferred financing costs	2,834	3,222	1,270
Gain on early extinguishment of debt	(1,611)	—	—
Lease termination costs			36,604
Impairment loss on investment in hotels and hotels held for sale	245,509	144,085	7,000
Minority interests	(2,811)	1,095	3,585
Changes in assets and liabilities:
Accounts receivable	2,597	4,524	6,847
Restricted cash — operations	2,826	(3,459)	4,201
Other assets	(7,043)	(6,244)	1,645
Accrued expenses and other liabilities	(6,978)	(11,750)	(16,543)

Net cash flow provided by operating activities	50,702	103,841	149,016

Cash flows provided by (used in) investing activities:
Acquisition of hotels	—	(49,778)	—
Improvements and additions to hotels	(64,045)	(60,793)	(65,446)
Cash from acquisition of lessees and consolidation of venture	2,705	—	29,731
Proceeds from sale of assets	104,131	29,001	66,330
Decrease (increase) in restricted cash — investing	(689)	239	(1,785)
Cash distributions from unconsolidated entities	8,848	11,310	8,132

Net cash flow provided by (used in) investing activities	50,950	(70,021)	36,962

Cash flows provided by (used in) financing activities:
Proceeds from borrowings	321,119	—	1,122,172
Net proceeds from sale of preferred units	—	23,809
Repayment of borrowings	(198,426)	(62,460)	(1,020,290)
Payments of debt issue costs	(6,656)	(1,455)	(13,801)
Redemption of units	—	(113)	(4,127)
Proceeds from exercise of FelCor stock options	—	—	678
Distributions paid to minority interests	—	(2,058)	(4,799)
Distributions paid to preferred unitholders	(26,908)	(25,907)	(24,600)
Distributions paid to unitholders	(9,288)	(31,074)	(136,094)

Net cash flow provided by (used in) financing activities	79,841	(99,258)	(80,861)

Effect of exchange rate changes on cash	229	27	30
Net change in cash and cash equivalents	181,722	(65,411)	105,147
Cash and cash equivalents at beginning of periods	50,163	115,574	10,427

Cash and cash equivalents at end of periods	$231,885	$50,163	$115,574

Supplemental cash flow information —
Interest paid	$160,407	$159,401	$164,261

The accompanying notes are an integral part of these consolidated financial statements.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization

     In 1994, FelCor Lodging Limited Partnership, or FelCor LP was established with six hotels. We are the largest owner of full service, all-suite hotels in the nation. Our sole general partner is FelCor Lodging Trust Incorporated, or FelCor, the nation’s second largest lodging Real Estate Investment Trust, or REIT. At December 31, 2003, FelCor owned an approximately 95% equity interest in our operations. At December 31, 2003, our hotel portfolio included 71 full service, all-suite hotels, and we are the owner of the greatest number of Embassy Suites Hotels®, Crowne Plaza® and independently-owned Doubletree®-branded hotels in North America. Our portfolio also includes 75 hotels in the upscale and full service segments.

     At December 31, 2003, we had ownership interests in 166 hotels. We owned a 100% real estate interest in 129 hotels, a 90% or greater interest in entities owning seven hotels, a 60% interest in an entity owning two hotels, a 51% interest in an entity owning eight hotels and 50% interests in unconsolidated entities that own 20 hotels. As a result of our ownership interests in the operating lessees of 161 of these hotels, we reflect their operating revenues and expenses in our consolidated statements of operations. The operations of 152 of the 161 hotels were included in continuing operations at December 31, 2003. The remaining two hotels were held for sale as of December 31, 2003, and where their operations are included in discontinued operations. The operating revenues and expenses of the remaining five hotels are unconsolidated.

     At December 31, 2003, we had an aggregate of 67,850,849 redeemable and common units of FelCor LP limited partnership interest outstanding.

     The following table reflects the distribution, by brand, of the 152 hotels included in our consolidated hotel continuing operations at December 31, 2003:

Brand	Hotels	Rooms
Embassy Suites Hotels	56	14,279
Doubletree and Doubletree Guest Suites®	10	2,206
Holiday Inn - branded	42	13,623
Crowne Plaza and Crowne Plaza Suites®	15	5,108
Sheraton® and Sheraton Suites®	10	3,269
Other brands	19	4,117

Total hotels	152

     The hotels shown in the above table are located in the United States (33 states) and Canada (two hotels), with concentrations in Texas (35 hotels), California (18 hotels), Florida (16 hotels) and Georgia (14 hotels). Approximately 55% of our hotel room revenues were generated from hotels in these four states during 2003.

     At December 31, 2003, of the 152 consolidated hotels included in continuing operations, (i) subsidiaries of IHG managed 63, (ii) subsidiaries of Hilton managed 66, (iii) subsidiaries of Starwood managed 11, (iv) subsidiaries of Interstate Hotels & Resorts, or Interstate, managed 10, and (v) two independent management companies managed one each.

     Certain reclassifications have been made to prior period financial information to conform to the current period’s presentation with no effect to previously reported net loss or partners’ capital.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

2.	Summary of Significant Accounting Policies

     Principles of Consolidation — Our accompanying consolidated financial statements include the assets, liabilities, revenues and expenses of all majority-owned subsidiaries. Intercompany transactions and balances are eliminated in consolidation. Investments in unconsolidated entities (50 percent owned ventures) are accounted for by the equity method.

     Use of Estimates — The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Investment in Hotels — Our hotels are stated at cost and are depreciated using the straight-line method over estimated useful lives of 40 years for buildings, 15 to 20 years for improvements and three to seven years for furniture, fixtures, and equipment.

     We periodically review the carrying value of each of our hotels to determine if circumstances exist indicating an impairment in the carrying value of the investment in the hotel or that depreciation periods should be modified. If facts or circumstances support the possibility of impairment, we prepare a projection of the undiscounted future cash flows over the shorter of the hotel’s estimated useful life or the expected hold period, without interest charges, of the specific hotel and determine if the investment in such hotel is recoverable based on the undiscounted future cash flows. If impairment is indicated, we make an adjustment to reduce carrying value of the hotel to its then fair value. We use recent operating results and current market information to arrive at our estimates of fair value.

     Maintenance and repairs are expensed and major renewals and improvements are capitalized. Upon the sale or disposition of a fixed asset, the asset and related accumulated depreciation are removed from our accounts and the related gain or loss is included in operations.

     Acquisition of Hotels — Our hotel acquisitions consist almost exclusively of land, building, furniture, fixtures and equipment, and inventory. We allocate the purchase price among these asset classes based upon their respective values determined in accordance with Statement of Financial Accounting Standards, or SFAS, 141, “Business Combinations.” When we acquire properties, we acquire them for use. The only intangible assets typically acquired consist of miscellaneous operating agreements all of which are of short duration and at market rates. We do not generally acquire any significant in-place leases or other intangible assets (e.g., management agreements, franchise agreements or trademarks) when we acquire hotels. In conjunction with the acquisition of a hotel, we typically negotiate new franchise and management agreements with the selected brand owner and manager.

     Investment in Unconsolidated Entities — We own a 50% interest in various real estate ventures in which the partners or members jointly make all material decisions concerning the business affairs and operations. Additionally, we also own a preferred equity interest in one of these real estate ventures. Because we do not control these entities, we carry our investment in unconsolidated entities at cost, plus our equity in net earnings or losses, less distributions received since the date of acquisition and any adjustment for impairment. Our equity in net earnings or losses is adjusted for the straight-line depreciation, over the lower of 40 years or the remaining life of the venture, of the difference between our cost and our proportionate share of the underlying net assets at the date of acquisition. Our investment in unconsolidated entities is periodically reviewed for other than temporary declines in market value. Any decline that is not expected to recover in the next 12 months is considered other than temporary and an impairment is recorded as a reduction in the carrying value of the investment. Estimated fair values are based on our projections of cash flows and market capitalization rates.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

2.	Summary of Significant Accounting Policies — (continued)

     Hotels Held for Sale — We consider each individual hotel to be an identifiable component of our business. In accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we do not consider hotels as “held for sale” until it is probable that the sale will be completed within one year. Once a hotel is “held for sale” the operations related to the hotel are included in discontinued operations. We consider a hotel as “held for sale” once we have executed a contract for sale, allowed the buyer to complete their due diligence review, and received a substantial non-refundable deposit. Until a buyer has completed its due diligence review of the asset, necessary approvals have been received and substantive conditions to the buyer’s obligation to perform have been satisfied, we do not consider a sale to be probable.

     We do not depreciate hotel assets so long as they are classified as “held for sale.” Upon designation of a hotel as being “held for sale,” and quarterly thereafter, we review the carrying value of the hotel and, as appropriate, adjust its carrying value to the lesser of depreciated cost and fair value, less cost to sell, in accordance with SFAS 144. Any such adjustment in the carrying value of a hotel classified as “held for sale” is reflected in discontinued operations. We include in discontinued operations the operating results of those hotels that are classified as “held for sale” or that have been sold.

     Cash and Cash Equivalents — All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

     We place cash deposits at major banks. Our bank account balances may exceed the Federal Depository Insurance Limits of $100,000; however, management believes the credit risk related to these deposits is minimal.

     Restricted Cash — Restricted cash includes reserves for capital expenditures, real estate taxes, and insurance, as well as cash collateral deposits due to mortgage debt agreement provisions.

     Deferred Expenses — Deferred expenses, consisting primarily of loan costs, are recorded at cost. Amortization is computed using a method that approximates the interest method over the maturity of the related debt.

     Other Assets — Other assets consist primarily of hotel operating inventories, prepaid expenses and deposits.

     Revenue Recognition — Beginning in January 2001, in conjunction with the effectiveness of the REIT Modernization Act, or RMA, we started acquiring our lessees and leases and began to earn room revenue, food and beverage revenue and other revenue through the operations of our hotels.

     As a result of the acquisition of our lessees, approximately 99.9% of our revenue is comprised of hotel operating revenues, such as room revenue, food and beverage revenue, and revenue from other hotel operating departments (such as telephone, parking and business centers). These revenues are recorded net of any sales or occupancy taxes collected from our guests. All rebates or discounts are recorded, when allowed, as a reduction in revenue, and there are no material contingent obligations with respect to rebates or discounts offered by us. All revenues are recorded on an accrual basis, as earned. Appropriate allowances are made for doubtful accounts and are recorded as a bad debt expense. The remaining 0.1% of our revenue is from retail space rental revenue and other sources.

     We do not have any time-share arrangements and do not sponsor any frequent guest programs for which we would have any contingent liability. We participate in frequent guest programs sponsored by the brand owners of our hotels and we expense the charges associated with those programs (typically consisting of a percentage of the total guest charges incurred by a participating guest), as incurred. When a guest redeems accumulated frequent guest points at one of our hotels, the hotel bills the sponsor for the services provided in redemption of such points and records revenue in the amount of the charges billed to the sponsor. Associated with the frequent guest programs, we have no loss contingencies or ongoing obligation beyond what is paid to the brand owner at the time of the guest’s stay.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

2.	Summary of Significant Accounting Policies — (continued)

     Foreign Currency Translation — Results of operations for our Canadian hotels are maintained in Canadian dollars and translated using the average exchange rates during the period. Assets and liabilities are translated to U.S. dollars using the exchange rate in effect at the balance sheet date. Resulting translation adjustments are reflected in accumulated other comprehensive income.

     Capitalized Cost — We capitalize interest and certain other costs, such as property taxes, land leases, and property insurance relating to hotels undergoing major renovations and redevelopments. Such costs capitalized in 2003, 2002, and 2001, were approximately $2.0 million, $1.4 million and $1.2 million, respectively.

     Net Income (Loss) Per Unit — We compute basic earnings per unit by dividing net income (loss) available to unitholders by the weighted average number of units outstanding. We compute diluted earnings per unit by dividing net income (loss) available to unitholders by the weighted average number of units and unit equivalents outstanding. Unit equivalents represent units issuable upon exercise of FelCor stock options and FelCor’s unvested officers’ restricted stock grants.

     For all years presented, our Series A Cumulative Preferred Unit, or Series A preferred units, if converted to common units, would be antidilutive; accordingly we do not assume conversion of the Series A preferred units in the computation of diluted earnings per unit. For all years presented, FelCor stock options granted are not included in the computation of diluted earnings per unit because the average market price of FelCor’s common stock during each respective year exceeded the exercise price of the options.

     Stock Compensation — FelCor applies Accounting Principles Board, or APB, Opinion 25 and related interpretations in accounting for our stock based compensation plans for stock based compensation issued prior to January 1, 2003. In 1995, SFAS 123, “Accounting for Stock-Based Compensation,” was issued, which, if fully adopted by us, would have changed the methods we apply in recognizing the cost of the plans. As permitted under the transition provisions of SFAS 148, “Accounting for Stock-Based Compensation — Transition and Disclosure,” FelCor began recognizing compensation expense in accordance with SFAS 123 for all new awards issued after December 31, 2002. Had the compensation cost for FelCor’s stock-based compensation plans been determined in accordance with SFAS 123 prior to January 1, 2003, our net income or loss and net income or loss per unit for the periods presented would approximate the pro forma amounts below (in thousands, except per unit data):

	2003	2002	2001
Loss from continuing operations, as reported	$(288,814)	$(84,050)	$(58,965)
Add stock based compensation included in the net loss, as reported	2,210	2,088	2,093
Less stock based compensation expense that would have been included in the determination of net loss if the fair value method had been applied to all awards	(2,355)	(2,617)	(2,704)

Loss from continuing operations, pro forma	$(288,959)	$(84,579)	$(59,576)
Basic and diluted net loss from continuing operations per common unit:
As reported	$(5.11)	$(1.79)	$(1.35)
Pro forma	$(5.11)	$(1.80)	$(1.37)

     The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts.

     Derivatives — We record derivatives in accordance with SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities.” SFAS 133, as amended, establishes accounting and reporting standards for derivative instruments. Specifically, SFAS 133 requires an entity to recognize all derivatives as either assets or liabilities on the balance sheet and to measure those instruments at fair value. Additionally, the fair value adjustments will affect either partners’ capital or net income, depending on whether the derivative instrument qualifies as a hedge for accounting purposes and the nature of the hedging activity.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

2. Summary of Significant Accounting Policies — (continued)

     Segment Information — SFAS 131, “Disclosures about Segments of an Enterprise and Related Information,” requires the disclosure of selected information about operating segments. Based on the guidance provided in the standard, we have determined that our business is conducted in one operating segment.

     Distributions — We have historically paid regular quarterly distributions on our common units. Additionally, we have paid regular quarterly distributions on our preferred units in accordance with our preferred unit distribution requirements. In 2003, we announced that, as the result of declines in our portfolio’s average daily rate, which was attributed to the uncertain geopolitical environment and soft business climate, along with the risk of further margin deterioration, we suspended payment of regular common distributions.

     Minority Interests — Minority interests in consolidated subsidiaries represent the proportionate share of the equity not owned by us. We allocate income and loss to minority interest based on the weighted average percentage ownership throughout the year.

     Income Taxes — We are a partnership under the Internal Revenue Code. Prior to January 1, 2001, as a partnership all of our taxable income or loss, or tax credits were passed through to our partners. Under the RMA that became effective January 1, 2001, we generally lease our hotels to wholly-owned taxable REIT subsidiaries, or TRSs, that are subject to federal and state income taxes. We account for income taxes in accordance with the provisions of SFAS 109. Under SFAS 109, we account for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

3. Acquisition of Hotel Leases

     As a result of the passage of the RMA, effective January 1, 2001, we acquired 100% of DJONT Operations, L.L.C., or DJONT, which owned leases on 85 of our hotels, and contributed it to a TRS. In consideration, we issued 416,667 of our common units, valued at approximately $10 million, and we assumed DJONT’s accumulated stockholders’ deficit of $25 million, which we expensed as lease termination cost in 2001. On January 1, 2001, we acquired from IHG the leases covering 11 hotels, terminated one additional lease in connection with the sale of the related hotel and terminated the 12 related management agreements in exchange for 413,585 shares of FelCor’s common stock valued at approximately $10 million and we issued a corresponding number of partnership units to FelCor. Of this $10 million in consideration, we expensed approximately $2 million as lease termination costs in 2001 and $8 million in 2000.

     We purchased certain assets and assumed certain liabilities in connection with the acquisition of the leases on these 96 hotels. The fair values of the acquired assets and liabilities at January 1, 2001, are as follows (in thousands):

Cash and cash equivalents	$25,300
Accounts receivable	30,214
Other assets	17,318

Total assets acquired	72,832

Accounts payable	18,656
Due to FelCor LP	30,687
Accrued expenses and other liabilities	40,372

Total liabilities assumed	89,715

Liabilities assumed in excess of assets acquired	16,883
Value of FelCor common stock and units issued	19,721

Lease termination costs	$36,604

’

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

3. Acquisition of Hotel Leases — (continued)

     We acquired 88 hotel leases held by IHG on July 1, 2001. In consideration for the acquisition of these leases, we entered into long-term management agreements with IHG with regard to these hotels and FelCor issued to IHG 100 shares of its common stock and we issued a corresponding number of common partnership units to FelCor. The management fees payable to IHG include compensation to IHG for both management services and the acquisition of the 88 leases and, as such, are higher than we pay to other managers for comparable services. Management fees payable under these management contracts are expensed as incurred.

     We purchased certain assets and acquired certain liabilities with the acquisition of the 88 hotel leases. The fair value of the acquired assets and liabilities at July 1, 2001, are as follows (in thousands):

Cash and cash equivalents	$4,431
Accounts receivable	30,964
Other assets	6,941

Total assets acquired	$42,336

Accounts payable	$7,660
Accrued expenses and liabilities	34,676

Total liabilities assumed	$42,336

4. Investment in Hotels

     Investment in hotels at December 31, 2003 and 2002, consists of the following (in thousands):

	2003	2002
Building and improvements	$3,142,853	$3,399,151
Furniture, fixtures and equipment	512,927	492,750
Land	333,060	353,972
Construction in progress	1,124	9,745

	3,989,964	4,255,618
Accumulated depreciation	(886,168)	(782,166)

	$3,103,796	$3,473,452

     In 2003, we sold parking garages adjacent to our hotels in Philadelphia, Pennsylvania, and San Francisco, California, for net sales proceeds of $12.1 million and realized aggregate gains of $0.3 million. Discussions of 2003 hotel dispositions are included in our Discontinued Operations footnote.

     In August 2002, we contributed five of the hotels held for sale to a joint venture in which we retained a 50% equity interest and an independent hotel company holds the other 50% equity interest. We received net cash proceeds of approximately $4.4 million and retained a $1.4 million common equity interest and a $6.3 million preferred equity interest paying 8.19%. Also in August 2002, we sold our 71-room Holiday Inn Express hotel in Colby, Kansas, receiving net proceeds of $1.7 million. We recorded no gain or loss in connection with these transactions as the proceeds received approximated the book value of the properties.

     In July 2002, we acquired the 208-suite SouthPark Suite Hotel in Charlotte, North Carolina for $14.5 million. We converted this hotel to a Doubletree Guest Suites hotel in October 2002. In July 2002, we acquired the 385-room Wyndham® resort and a lease on the Arcadian Shores Golf Club in Myrtle Beach, South Carolina. We converted this hotel to a Hilton hotel in April 2003, following a renovation. We purchased this hotel, adjacent land and a leasehold interest in the golf course for $35.3 million. We entered into a 15-year management agreement with Hilton for the hotel concurrent with the July 2002 closings. We utilized excess cash on hand to acquire these hotels.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

4. Investment in Hotels — (continued)

     In June 2002, we sold retail space associated with the Allerton Hotel located in Chicago, Illinois, for net proceeds of $16.7 million and recorded a net gain of approximately $5.1 million. In addition, in 2002 we also recognized a $0.2 million gain related to the condemnation of land adjacent to one of our hotels.

     In April 2002, we sold our 183-room Doubletree Guest Suites hotel in Boca Raton, Florida, and received net sales proceeds of $6.5 million. We recorded a net gain of approximately $0.8 million on the sale.

     In June 2001, we sold the 140-room Hampton Inn located in Marietta, Georgia, for a net sales price of $7 million. In September 2001, we sold the 119-room Hampton Inn located in Jackson, Mississippi, for a net sales price of $4 million. In November 2001, we sold the 129-room Doubletree Hotel located in Tampa, Florida for a net sales price of $3 million. We recorded no gain or loss from these sales.

     In March 2001, we contributed eight of the hotels held for sale to a joint venture in which we retained a 50% equity interest and an affiliate of Interstate holds the other 50% equity interest. We contributed hotels with a book value of approximately $77 million, and received net cash proceeds of approximately $52 million. We retained an $8 million common equity interest and a $16.6 million preferred equity interest paying 8.85%. No gain or loss was recorded in connection with this transaction. We also made a loan of approximately $4 million to Interstate, secured by its interest in the venture. Effective June 1, 2003, we made a $0.2 million capital contribution to our joint venture with Interstate, which increased our ownership in that venture to more than 50 percent. As a result, we began consolidating this venture and its eight hotels. The consolidation of this venture increased our net investment in hotels by $73 million, increased our debt by $51 million and reduced our investment in unconsolidated entities by $19 million.

     In 2001, we received $3.9 million from the condemnation of three parcels of land and recorded a gain of $2.9 million. In 2001, we sold an undeveloped parcel of land adjacent to one of our hotels in Atlanta and recorded a gain of $0.5 million.

     We invested approximately $64 million and $61 million in additions and improvements to hotels during the years ended December 31, 2003 and 2002, respectively.

5. Impairment Charge

     Our hotels are comprised of operations and cash flows that can clearly be distinguished, operationally and for financial reporting purposes, from the remainder of our operations. Accordingly, we consider our hotels to be components as defined by SFAS 144 for purposes of determining impairment charges and reporting discontinued operations.

     When testing for recoverability we generally use historical and projected cash flows over the expected hold period. When determining fair value for purposes of determining impairment we use a combination of historical and projected cash flows and other available market information, such as recent sales prices for similar assets in specific markets.

     The estimated cash flows used to test for recoverability are undiscounted cash flow while the cash flows used for determining fair values are discounted using a reasonable capitalization rate or as earlier noted based on the local market conditions using recent sales of similar assets.

     In 2003, we recorded impairment charges, under the provisions of SFAS 144, of $245.5 million ($203.1 million of which is included in continuing operations and the remainder is included in discontinued operations). The 2003 charges were primarily related to our third quarter decision to sell 11 IHG-managed hotels, following an amendment to the management agreements on these hotels, and our fourth quarter decision to sell an additional seven hotels. We tested certain of our previously impaired non-strategic hotels for recoverability during the fourth quarter of 2003 as the result of one or more of the following circumstances: continued operating losses; further declines in revenue, in excess of that in our core portfolio; further reductions in the estimated hold periods; and revised estimates of fair value. As result, we recorded additional impairment charges on certain of the non-strategic hotels identified for sale in 2002.

     In 2002, we recorded impairment charges of $144.1 million under the provisions of SFAS 144 ($38.2 million of which is included in continuing operations and the remainder is included in discontinued operations). This impairment charge related principally to our fourth quarter 2002 decision to sell 33 non-strategic hotels.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

5. Impairment Charge — (continued)

     In 2002, we also recorded an impairment charge of $13.4 million related to an other than temporary decline in value of certain equity method investments under the provisions of Accounting Principles Board Opinion 18, “The Equity Method of Accounting for Common Stocks,” or APB 18. In accordance with APB 18, other than temporary declines in fair value of our investment in unconsolidated entities result in reductions in the carrying value of these investments. We consider a decline in value in our equity method investments that is not estimated to recover within 12 months to be other than temporary.

     In 2001, we recorded impairment charges of $7 million ($6.3 million of which is included in continuing operations and the remainder is included in discontinued operations) in conjunction with the designation of certain hotels as held for sale under the applicable provisions of SFAS 121.

     The non-strategic hotels held for investment, which are included in our continuing operations, were tested for impairment as required by SFAS 144 using the undiscounted cash flows for the shorter of the estimated remaining holding periods or the useful life of the hotels. Those hotels that failed the impairment test described in SFAS 144 were written down to their current estimated fair value, before any selling expenses. These hotels continue to be depreciated over their remaining useful lives.

     We may be subject to additional impairment charges in the event that operating results of individual hotels are materially different from our forecasts, the economy and lodging industry remains weak, or if we shorten our contemplated holding period for certain of our hotels.

6. Discontinued Operations

     The results of operations of the 16 hotels sold during 2003, the eight hotels disposed of in the first six months of 2004, and one hotel designated as held for sale at June 30, 2004, are presented in discontinued operations for the periods presented.

     Condensed combined financial information for the 25 hotels included in discontinued operations is as follows:

	Year Ended December 31,
	2003	2002	2001
Hotel operating revenue	$88,802	$108,715	$73,092
Percentage lease revenue	—	—	15,962
Operating expenses	88,797	109,274	77,973

Operating income	5	(559)	11,081
Direct interest costs, net	(659)	(2,046)	(2,015)
Impairment loss	(42,440)	(105,843)	(727)
Gain on the early extinguishment of debt	1,611	—	—
Gain on disposition	2,376	200	482

Income (loss) from discontinued operations	$(39,107)	$(108,248)	$8,821

     In October 2003, we sold four Holiday Inn-branded hotels in Ontario, Canada for net proceeds of $30.6 million; five hotels (Embassy Suites Hotels in Syracuse, New York, Phoenix, and Flagstaff, Arizona, and Doubletree Guest Suites hotels in Columbus, and Dayton, Ohio), for net proceeds of $48.2 million; a Crowne Plaza hotel in Greenville, South Carolina, for net proceeds of $4.2 million; and a Holiday Inn in Texarkana, Arkansas, for net proceeds of $2.5 million. From the sale of these hotels, we realized a net gain of $3.0 million on disposition, which included a $3.5 million gain from foreign currency translation previously recorded in other comprehensive income.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

6. Discontinued Operations — (continued)

     In August 2003, we relinquished title to two low rise Harvey hotels in Dallas through a foreclosure action. This resulted in a gain of $0.3 million from the extinguishment of $9.7 million of debt (net of escrow balances).

     In July 2003, we sold our Doubletree Guest Suites in Nashville, Tennessee, for net proceeds of approximately $3.0 million. In May 2003, we sold two non-strategic hotels, the 138-room Hampton Inn in Moline, Illinois, and the 132-room Hampton Inn in Davenport, Iowa, for aggregate net sales proceeds of $6.4 million. From the sale of these hotels we realized a net loss on disposition of $0.9 million.

7. Investment in Unconsolidated Entities

     We owned 50% interests in joint venture entities that owned 20 hotels at December 31, 2003, and 29 hotels at December 31, 2002. We also owned a 50% interest in entities that own an undeveloped parcel of land, provide condominium management services, develop condominiums in Myrtle Beach, South Carolina, and lease four hotels. We account for our investments in these unconsolidated entities under the equity method. We do not have any majority-owned subsidiaries that are not consolidated in our financial statements.

     Summarized unaudited combined financial information for 100% of these unconsolidated entities is as follows (in thousands):

	December 31,
	2003	2002
Balance sheet information:
Investment in hotels, net of accumulated depreciation	$326,835	$383,249
Total assets	$366,046	$408,979
Debt	$275,209	$278,978
Total liabilities	$276,773	$279,887
Equity	$89,273	$129,854

     Debt of our unconsolidated entities at December 31, 2003, consisted of $213.6 million of non-recourse mortgage debt, of which our pro rata share is $106.8 million.

     Debt of our unconsolidated entities at December 31, 2003, also included $30.9 million of mortgage debt guaranteed by us and $30.7 million of mortgage debt guaranteed by Hilton, one of our joint venture partners. The debt guaranteed by us consisted primarily of 50% of a loan related to the construction of a residential condominium project in Myrtle Beach, South Carolina. The loan commitment is for $97.6 million of which approximately $61.4 million was outstanding as of December 31, 2003. Our guarantee reduces from 50% to 25% of the outstanding balance when the condominium project is completed and receives a certificate of occupancy, which we expect to occur in late 2004.

     Our guarantee is a payment guarantee and will trigger in the event that the joint venture fails to pay interest or principal due under the debt agreement. The loan matures in August 2005 and bears interest at LIBOR plus 200 basis points. As of December 31, 2003, we have not established any liability related to our guarantees of debt because it is not probable that we will be required to perform under these guarantees.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

7. Investment in Unconsolidated Entities — (continued)

     Summarized unaudited combined statement of operations information for 100% of our unconsolidated entities is as follows (in thousands):

	2003	2002	2001
Total revenues	$75,456	$84,926	$82,776
Net income	$9,438	$8,818	$17,498
Net income attributable to FelCor LP	$4,459	$4,409	$8,749
Preferred return	514	1,341	1,103
Depreciation of cost in excess of book value	(2,603)	(2,458)	(2,506)
Impairment loss	—	(13,419)	—

Equity in income (loss) from unconsolidated entities	$2,370	$(10,127)	$7,346

     A summary of the components of our investment in unconsolidated entities as of December 31, 2003 and 2002, is as follows:

	2003	2002
Hotel investments	$114,178	$141,403
Land and condominium investments	2,523	2,452
Hotel lessee investments	(148)	(1,912)

	$116,553	$141,943

     A summary of the components of our equity in income (loss) of unconsolidated entities for the years ended December 31, 2003, 2002, and 2001, are as follows:

	2003	2002	2001
Hotel investments, including an impairment loss in 2002 of $13,419	$2,981	$(8,852)	$7,983
Hotel lessee operations	(611)	(1,275)	(637)

	$2,370	$(10,127)	$7,346

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

8. Debt

     Debt at December 31, 2003 and 2002, consists of the following (in thousands):

					Balance Outstanding
	Encumbered	Interest Rate at		Maturity	December 31,	December 31,
	Hotels	December 31, 2003		Date	2003	2002
Promissory note	none	3.12	(a)	June 2016	$650	$650
Senior unsecured term notes	none	4.36	(b)	Oct. 2004	174,888	174,760
Senior unsecured term notes	none	5.19	(b)	Oct. 2007	124,617	124,518
Senior unsecured term notes	none	10.00		Sept. 2008	596,865	596,195
Senior unsecured term notes	none	9.00		June 2011	298,158	297,907

Total unsecured debt(c)		8.42			1,195,178	1,194,030

Secured debt facility	14 hotels	—		December 2004	—	—
Mortgage debt	10 hotels	3.62	(d)	May 2006	148,080	—
Mortgage debt	15 hotels	5.96	(e)	Nov. 2007	131,721	134,738
Mortgage debt	7 hotels	7.54		April 2009	92,445	94,288
Mortgage debt	6 hotels	7.55		June 2009	69,566	70,937
Mortgage debt	8 hotels	8.70		May 2010	178,118	180,534
Mortgage debt	7 hotels	8.73		May 2010	138,200	140,315
Mortgage debt	1 hotel	4.00	(a)	August 2008	15,500	—
Mortgage debt	1 hotel	7.23		October 2005	11,286	54,993
Mortgage debt	8 hotels	7.48		April 2011	50,305	—
Other	1 hotel	9.17		August 2011	6,956	7,299

Total secured debt(c)	78 hotels	6.98			842,177	683,104

Total(c)		7.82%			$2,037,355	$1,877,134

(a)	Variable interest rate based on LIBOR, which was 1.1% as of December 31, 2003.

(b)	These notes were matched with interest rate swap agreements that effectively converted the fixed interest rate on the notes to a variable interest rate based on LIBOR.

(c)	Interest rates are calculated based on the weighted average outstanding debt at December 31, 2003.

(d)	Variable interest rate based on LIBOR. This debt may be extended at our option for up to two, one-year periods.

(e)	$100 million of this note was matched with interest rate swap agreements that effectively converted the fixed interest rate on this note to a variable interest rate based on LIBOR.

     We reported interest expense net of interest income of $2.3 million, $2.1 million and $2.9 million and capitalized interest of $0.6 million, $0.8 million and $0.8 million, for the years ended December 31, 2003, 2002 and 2001, respectively.

     Interest expense associated with the $300 million in senior debt that was repaid in October 2001, relating to our terminated merger with MeriStar Hospitality Corporation, or MeriStar, was $5.5 million, and is presented net of $2.9 million of interest income from the proceeds of the senior notes held in escrow, during the year ended December 31, 2001.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

8. Debt — (continued)

     We charged off $2.8 million and $3.2 million of unamortized deferred costs as a result of a reduction of the line of credit commitments in 2003 and 2002, respectively. In 2001, we recorded charge-offs of $0.2 million and $1 million of unamortized costs related to the prepayment of floating rate debt and the renewal of the line of credit, respectively.

     In June 2003, we entered into a new secured delayed draw facility with JPMorgan Chase Bank for up to $200 million. Through March 10, 2004, there have been no borrowings under this facility, and we had an estimated $174 million of borrowing capacity based on the underwritten cash flows of the 14 hotels currently securing this facility. The amount available to us under this facility will fluctuate, prior to conversion into commercial mortgage backed security (CMBS) loans, depending upon the number of hotels provided as security and the underwritten cash flows of those hotels, from time to time. This non-recourse facility has an initial term of 18 months that can be extended for an additional six months at our option and carries a floating interest rate of LIBOR plus 2.25 to 2.75 percent. The outstanding balances on this loan facility will be converted by the lender into fixed rate or floating rate CMBS loans, and we have a one-time option to convert up to $75 million in borrowings to a floating rate CMBS loan. Upon conversion, the fixed rate loans will have a term of 10 years, and any floating rate loans will have a maximum term of five years.

     In 2003, we made prepayments on two secured loans of $12.3 million and recorded gains from debt extinguishment of $1.3 million.

     In April 2003, we entered into a $150 million non-recourse facility consisting of a $115 million first mortgage loan and $35 million of mezzanine financing, at a combined floating interest rate of LIBOR plus 2.50 percent. The mortgage loan is secured by 10 full service hotels. The equity interests in the related special purpose ownership entities secure the mezzanine debt. The first mortgage loan and mezzanine debt mature in May 2006, but may be extended at our option for up to two, one-year option periods. The proceeds were used to pay off all then outstanding borrowings under our unsecured line of credit.

     In March 2003, we completed the refinancing of $15.5 million of secured debt that was to mature in late 2003. Under the refinancing terms, this fixed rate debt was converted to a floating interest rate of LIBOR plus 285 basis points effective August 2003. The new maturity is August 2008.

     In 2003, by amendment, we reduced our unsecured line of credit commitments from $300 million to $50 million and obtained more relaxed covenant levels. In March 2004, we elected to terminate our line of credit, which is expected to result in the first quarter charge-off of unamortized loan costs of approximately $0.3 million and produce cash savings of approximately $0.4 million during the remainder of 2004. At December 31, 2003, and at the date of termination of the line of credit, there were no borrowings under the line of credit, and we were in compliance with all applicable covenants.

     Most of our mortgage debt is non-recourse to us and contains provisions allowing for the substitution of collateral upon satisfaction of certain conditions. Most of our mortgage debt is prepayable, subject to various prepayment penalties, yield maintenance or defeasance obligations. Our liability with regard to non-recourse debt is generally limited to the guarantee of the borrowing entity’s obligations to pay for the lender’s losses caused by misconduct, fraud or misappropriation of funds and other typical exceptions from the non-recourse provisions in the mortgages, such as for environmental liabilities.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

8. Debt — (continued)

     Our publicly-traded senior unsecured notes require that we satisfy total leverage, secured leverage and interest coverage tests in order to: incur additional indebtedness except to refinance maturing debt with replacement debt, as defined under our indentures; pay distributions in excess of the minimum distribution required to meet FelCor’s REIT qualification test; repurchase units; or merge. As of the date of this filing, we have satisfied all such tests, however, under the terms of two of our indentures, we are prohibited from repurchasing any of our units, whether common or preferred, subject to certain exceptions, so long as our debt-to-EBITDA ratio, as defined in the indentures, exceeds 4.85 to 1. Our current debt-to-EBITDA ratio exceeds that ratio and is expected to do so for the foreseeable future. Accordingly, we are prohibited from purchasing any of our units, except as permitted under limited exceptions, such as from the proceeds of a substantially concurrent issuance of other partnership units.

     If actual operating results fail to meet our current expectations, as reflected in our public guidance, or if interest rates increase unexpectedly, we may be unable to continue to satisfy the incurrence test under the indentures governing our senior unsecured notes. In such an event, we may be prohibited from utilizing the undrawn amounts currently available to us under our $174 million secured debt facility, except to repay or refinance maturing debt with similar priority in the capital structure, and may be prohibited from, among other things, incurring any additional indebtedness or paying distributions on our preferred or common units, except to the extent necessary to satisfy FelCor’s REIT qualification requirement that it distribute currently at least 90% of its taxable income. In the event of our failure of this incurrence test, based upon our current estimates of taxable income for 2004, we would be unable to distribute the full amount of distributions accruing under our outstanding preferred units in 2004 and, accordingly, could pay no distributions on our common units.

     As a consequence of the prolonged economic slowdown, its impact on the travel and lodging industries and our higher secured debt levels, Moody’s lowered its ratings on our $1.2 billion in senior unsecured debt to B1, in June 2003. This downgrade, along with a similar downgrade by Standard & Poor’s earlier in the year to B, triggered a 50 basis point step-up in interest rates on $900 million of our senior unsecured debt, which will continue in effect unless and until either Moody’s raises its ratings on our senior unsecured debt to Ba3 or Standard & Poor’s raises its rating to BB-. In late 2003, Standard & Poor’s further reduced its rating on our senior unsecured debt to B-.

     Future scheduled principal payments on debt obligations at December 31, 2003, are as follows (in thousands):

Year
2004	$192,333
2005	28,089
2006(a)	156,328
2007	258,793
2008	629,300
2009 and thereafter	776,765

2,041,608
Discount accretion over term	(4,253)

$2,037,355

(a)	Approximately $148 million of this debt may be extended at our option for up to two, one-year periods.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

9. Derivatives

     On the date we enter into a derivative contract, we designate the derivative as a hedge to the exposure to changes in the fair value of a recognized asset or liability or a firm commitment (referred to as a fair value hedge), or the exposure to variable cash flows of a forecasted transaction (referred to as a cash flow hedge). For a fair value hedge, the gain or loss is recognized in earnings in the period of change, together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. The effect of that accounting is to reflect in earnings the extent to which the hedge is not effective in achieving offsetting changes in fair value. For a cash flow hedge, the effective portion of the derivative’s gain or loss is initially reported as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately. At December 31, 2003, all of our outstanding hedges were fair value hedges.

     We formally document all relationships between hedging instruments and hedged items, as well as our risk-management objective and strategy, relating to our various hedge transactions. This process includes linking all derivatives to specific assets and liabilities on the balance sheet or specific firm commitments. We also formally assess (both at the hedge’s inception and on an ongoing basis) whether the derivatives that are used in hedging transactions have been highly effective in offsetting changes in the cash flows or fair values of hedged items and whether those derivatives may be expected to remain highly effective in future periods. When we determine that a derivative is not (or has ceased to be) highly effective as a hedge, we will discontinue hedge accounting, prospectively.

     In the normal course of business, we are exposed to the effect of interest rate changes. We limit these risks by following established risk management policies and procedures including the use of derivatives. It is our objective to use interest rate hedges to manage our fixed and floating interest rate position and not to engage in speculation on interest rates. We manage interest rate risk based on the varying circumstances of anticipated borrowings, and existing floating and fixed rate debt. We will generally seek to pursue interest rate risk mitigation strategies that will result in the least amount of reported earnings volatility under generally accepted accounting principles, while still meeting strategic economic objectives and maintaining adequate liquidity and flexibility. Instruments that meet these hedging criteria are formally designated as hedges at the inception of the derivative contract.

     To manage the relative mix of our debt between fixed and variable rate instruments, through December 31, 2003, we had entered into fifteen interest rate swap agreements with five financial institutions with an aggregate notional value of $400 million. These interest rate swap agreements modify a portion of the interest characteristics of our outstanding fixed rate debt, without an exchange of the underlying principal amount, and effectively convert fixed rate debt to a variable rate.

     To determine the fair values of our derivative instruments, we use a variety of methods and assumptions that are based on market conditions and risks existing at each balance sheet date. All methods of assessing fair value result in a general approximation of value, and such value may never actually be realized.

     The interest rate swap agreements held at December 31, 2003, are designated as fair value hedges, are marked to market through the income statement, but are offset by the change in fair value of our swapped outstanding fixed rate debt. The estimated unrealized net gain on these interest rate swap agreements was approximately $5.5 million at December 31, 2003, and represents the amount we would receive if the agreements were terminated, based on current market rates.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

9. Derivatives — (continued)

     The fixed rates we will receive and the variable rates we will pay under these swaps, as of December 31, 2003, are summarized in the following table:

			Weighted-average
	Notional Amount	Number of	Spread Paid in		Fixed Rate
Swap Maturity	(in millions)	Swaps	Excess of LIBOR		Received
October 2004	$175	6	3.20%		7.38%
October 2007	125	5	4.03%		7.63%
November 2007	100	4	4.35%		7.46%

	$400		3.77	%(a)	7.42	%(a)

(a)	Based on the weighted average as of December 31, 2003.

     The amounts paid or received by us under the terms of the interest rate swap agreements are accrued as interest rates change, and we recognize them as an adjustment to interest expense, which will have a corresponding effect on our future cash flows. The interest rate swaps decreased interest expense by $7.2 million and $4.0 million during the years ended December 31, 2003 and 2002, respectively and increased interest expense by $0.5 million for the year ended December 31, 2001. Our interest rate swaps have monthly to semi-annual settlement dates. Agreements such as these contain a credit risk in that the counterparties may be unable to fulfill the terms of the agreement. We minimize that risk by evaluating the creditworthiness of our counterparties, who are limited to major banks and financial institutions, and we do not anticipate nonperformance by the counterparties. The Standard & Poor’s credit ratings for the financial institutions that are counterparties to our interest rate swap agreements range from A+ to AA-.

     To fulfill requirements under the $150 million secured loan facility executed in April 2003, we purchased 6% interest rate caps with a notional amount of $150 million. We concurrently sold interest rate caps with identical terms. These interest rate cap agreements have not been designated as hedges. The fair value of both the purchased and sold interest rate caps were $0.2 million at December 31, 2003, resulting in no net earnings impact.

10. Fair Value of Financial Instruments

     SFAS 107 requires disclosures about the fair value of all financial instruments, whether or not recognized for financial statement purposes. Disclosures about fair value of financial instruments are based on pertinent information available to management as of December 31, 2003. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that we could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

     Our estimates of the fair value of (i) accounts receivable, accounts payable and accrued expenses approximate carrying value due to the relatively short maturity of these instruments; (ii) debt is based upon effective borrowing rates for issuance of debt with similar terms and remaining maturities; and (iii) our interest rate swaps and the hedged debt are recorded at estimates of fair value, which are based on the amount that we estimate we would currently receive upon termination of these instruments at current market rates and reasonable assumptions about relevant future market conditions. The estimated fair value of our debt of $2.0 billion is $2.1 billion at December 31, 2003.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

11. Income Taxes

     FelCor has elected to be taxed as a REIT under the Internal Revenue Code. To qualify as a REIT, FelCor must meet a number of organizational and operational requirements, including a requirement that they distribute at least 90% of taxable income to its stockholders. It is FelCor’s management’s current intent to adhere to these requirements and maintain its REIT status. As a REIT, it generally will not be subject to corporate level federal income taxes on net income it distributes to its stockholders. If it fails to qualify as a REIT in any taxable year, FelCor will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not qualify as a REIT for four subsequent taxable years. We are FelCor’s only source of income. Accordingly, we are required to make distributions sufficient to enable FelCor to pay out enough of its taxable income to satisfy the applicable distribution requirement. If FelCor fails to qualify as a REIT, we would be required to distribute to FelCor the funds needed to pay income taxes. Even if FelCor qualifies for taxation as a REIT, it may be subject to certain state and local taxes on income and property and to federal income and excise taxes on undistributed taxable income.

     We generally lease our hotels to wholly-owned TRSs that are subject to federal and state income taxes. In 2003, we also contributed certain hotel assets to our wholly-owned TRSs. We account for income taxes in accordance with the provisions of SFAS 109, “Accounting for Income Taxes.” Under SFAS 109, we account for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Reconciliation between TRSs GAAP net loss and taxable loss:

     The following table reconciles the TRS GAAP net loss to taxable loss for the years ended December 31, 2003, 2002, and 2001 (in thousands):

	2003	2002	2001
GAAP net loss	$(327,921)	$(192,298)	$(50,144)
GAAP net loss not related to taxable subsidiaries	189,240	137,312	16,932

GAAP net loss of taxable subsidiaries	(138,681)	(54,986)	(33,212)
Impairment loss not deductible for tax	39,303	—	—
Tax loss in excess of book gains on sale of hotels	(31,423)	—	—
Depreciation and amortization(a)	(1,625)	—	—
Employee benefits not deductible for tax	2,381	(2,924)	5,085
Other book/tax differences	(2,997)	9	4,488

Tax loss of taxable subsidiaries	$(133,042)	$(57,901)	$(23,639)

(a)	The changes in book/tax differences in depreciation and amortization principally resulting from book and tax basis differences, differences in depreciable lives and accelerated depreciation methods.

Summary of TRSs net deferred tax asset:

     At December 31, 2003 and 2002, our TRS had a deferred tax asset, prior to any valuation allowance, primarily comprised of the following (in thousands):

	2003	2002
Accumulated net operating losses of our TRS	$81,542	$30,986
Tax property basis in excess of book	14,476	—
Accrued employee benefits net deductible for tax	8,651	7,746
Bad debt allowance not deductible for tax	420	537

Gross deferred tax assets	105,089	39,269
Valuation allowance	(105,089)	(39,269)

Net deferred tax asset	$—	$—

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

11. Income Taxes — (continued)

     We have provided a 100% valuation allowance against this asset as of December 31, 2003 and 2002, due to the uncertainty of realization and, accordingly, no provision or benefit for income taxes is reflected in the accompanying Consolidated Statements of Operations. As of December 31, 2003, the TRS has net operating loss carryforwards for federal income tax purposes of approximately $215,000 which are available to offset future taxable income, if any, through 2023.

Reconciliation between FelCor’s REIT GAAP net loss and taxable income:

     The following table reconciles FelCor’s REIT GAAP net loss to taxable income for the years ended December 31, 2003, 2002 and 2001 (in thousands):

	2003	2002	2001
GAAP net loss not related to taxable subsidiaries	$(189,240)	$(137,312)	$(16,932)
Losses allocated to unitholders other than FelCor	17,777	13,717	10,868

GAAP net loss from FelCor’s REIT operations	(171,463)	(123,595)	(6,064)
Book/tax differences, net:
Depreciation and amortization(a)	14,236	32,719	34,746
Minority interests	(19,241)	(19,780)	(18,680)
Tax loss in excess of book gains on sale of hotels	(2,736)	(4,681)	(4,849)
Lease termination costs not deductible for tax	—	—	36,604
Impairment loss not deductible for tax	206,206	157,504	7,000
Other	(184)	1,355	2,751

Taxable income subject to distribution requirement(b)	$26,818	$43,522	$51,508

(a)	Book/tax differences in depreciation and amortization principally result from differences in depreciable lives and accelerated depreciation methods.

(b)	The dividend distribution requirement is 90%.

     If we sell any asset acquired from Bristol Hotel Company, or Bristol, within 10 years after our merger with Bristol, and Felcor recognizes a taxable gain on the sale, FelCor will be taxed at the highest corporate rate on an amount equal to the lesser of the amount of gain that FelCor recognizes at the time of the sale, or the amount of gain that FelCor would have recognized if we had sold the asset at the time of the Bristol merger for its then fair market value. The sales of Bristol hotels that have been made to date have not resulted in any material amount of tax liability. If we are successful in selling the hotels that we have designated as non-strategic, the majority of which are Bristol hotels, FelCor could incur corporate income tax with respect to the related built in gain. At the current time, we believe that FelCor will be able to avoid any substantial built in gain tax on these sales through offsetting built in losses, like kind exchanges and other tax planning strategies.

12. Redeemable Operating Partnership Units and Partners’ Capital

     FelCor is our sole general partner and is obligated to contribute the net proceeds from any issuance of its equity securities to us in exchange for units corresponding in number and terms to the equity securities issued by it. We may also issue units to third parties in exchange for like number of shares of FelCor common stock, or at the option of FelCor, for the cash equivalent thereof. Due to these redemption rights, these limited partnership units have been excluded from partners’ capital and are included in redeemable units and measured at redemption value as of the end of the periods presented. At December 31, 2003, and 2002 there were 3,033,533 and 3,289,651 redeemable units outstanding. During 2003, 256,118 units were exchanged for a like number of FelCor’s common stock issued from treasury stock. During 2002, 5,713,185 units owned by a subsidiary of IHG, were exchanged for a like number of shares of FelCor’s newly issued common stock, and 2,492 units were redeemed for $49,000 in cash. The exchange with IHG resulted in an increase in FelCor’s ownership of limited partnership units from approximately 85% to 95%.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

12. Redeemable Operating Partnership Units and Partners’ Capital — (continued)

     At December 31, 2003, FelCor had approximately $920 million of common stock, preferred stock, debt securities, and/or common stock warrants available for offerings under shelf registration statements previously declared effective.

Preferred Units

     FelCor’s board of directors is authorized to provide for the issuance of up to 20 million shares of preferred stock in one or more series, to establish the number of shares in each series, to fix the designation, powers, preferences and rights of each such series, and the qualifications, limitations or restrictions thereof.

     In 1996, FelCor issued 6.1 million shares of its Series A preferred stock at $25 per share. The Series A preferred stock bears an annual cumulative dividend payable in arrears equal to the greater of $1.95 per share or the cash distributions declared or paid for the corresponding period on the number of shares of common stock into which the Series A preferred stock is then convertible. Each share of the Series A preferred stock is convertible at the stockholder’s option to 0.7752 shares of common stock, subject to certain adjustments. The proceeds from the Series A preferred stock were contributed to us in exchange for a like number of Series A preferred units. The preference on these units is the same as FelCor’s Series A preferred stock.

     In 1998, FelCor issued 5.75 million depositary shares, representing 57,500 shares of its Series B preferred stock at $25 per depositary share. It may call the Series B preferred stock and the corresponding depositary shares at $25 per depositary share. These shares have no stated maturity, sinking fund or mandatory redemption, and are not convertible into any other securities. The Series B preferred stock has a liquidation preference of $2,500 per share (equivalent to $25 per depositary share) and is entitled to annual cumulative dividends at the rate of 9% of the liquidation preference (equivalent to $2.25 annually per depositary share). The proceeds from the Series B preferred stock were contributed to us in exchange for a like number of Series B preferred units. The preference on these units is the same as FelCor’s Series B preferred stock.

     In 2002, FelCor issued 1,025,800 depositary shares, representing 10,258 shares of its Series B preferred stock at $24.37 per depositary share to yield 9.4%. The proceeds were contributed to us in exchange for a like number of Series B preferred units. The preference on these units is the same as FelCor’s Series B preferred stock. We used the net proceeds of $23.8 million for working capital and discretionary capital expenditures.

     At December 31, 2003, all distributions then payable on the Series A and Series B preferred units had been paid.

13. Hotel Operating Revenue, Departmental Expenses, and Other Property Operating Costs

     Hotel operating revenue from continuing operations was comprised of the following (in thousands):

	Year Ended December 31,
	2003	2002	2001
Room revenue	$922,959	$953,423	$809,337
Food and beverage revenue	184,102	191,199	144,679
Other operating departments	61,181	62,975	55,736

Total hotel operating revenues	$1,168,242	$1,207,597	$1,009,752

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

13. Hotel Operating Revenue, Departmental Expenses and Other Property Operating Costs — (continued)

     Approximately 99.9% of our revenue was comprised of hotel operating revenues, which includes room revenue, food and beverage revenue, and revenue from other hotel operating departments (such as telephone, parking and business centers), in 2003 and 2002. Approximately 90.3% of our revenue was comprised of hotel operating revenues in 2001. These revenues are recorded net of any sales or occupancy taxes collected from our guests. All rebates or discounts are recorded, when allowed, as a reduction in revenue, and there are no material contingent obligations with respect to rebates or discounts offered by us. All revenues are recorded on an accrual basis, as earned. Appropriate allowances are made for doubtful accounts and are recorded as a bad debt expense. The remaining 0.1% of our revenue was from retail space rental revenue and other sources in 2003 and 2002. In 2001 approximately 9.4% of revenue was comprised of percentage rent from 88 hotel leases held by IHG, which were acquired on July 1, 2001.

     We do not have any time-share arrangements and do not sponsor any guest frequency programs for which we would have any contingent liability. We participate in guest frequency programs sponsored by the brand owners of our hotels, and we expense the charges associated with those programs (typically consisting of a percentage of the total guest charges incurred by a participating guest), as incurred. When a guest redeems accumulated guest frequency points at one of our hotels, the hotel bills the sponsor for the services provided in redemption of such points and records revenue in the amount of the charges billed to the sponsor. Associated with the guest frequency programs, we have no loss contingencies or ongoing obligation beyond what is paid to the brand owner at the time of the guest’s stay.

     Included in total hotel operating revenue for 2003 was $12.9 million of hotel operating revenue from the consolidation of our joint venture with Interstate in June 2003. This joint venture had been previously accounted for by the equity method.

     Hotel departmental expenses from continuing operations were comprised of the following (in thousands):

	Year Ended December 31,
	2003	2002	2001
Room	$245,884	$240,354	$197,340
Food and beverage	146,546	148,684	111,472
Other operating departments	28,185	28,335	24,594

Total hotel departmental expenses	$420,615	$417,373	$333,406

     Other property operating costs from continuing operations were comprised of the following (in thousands):

	Year Ended December 31,
	2003	2002	2001
Hotel general and administrative expense	$113,078	$112,076	$91,055
Marketing	102,059	97,747	81,245
Repair and maintenance	67,037	63,051	50,648
Utilities	60,892	56,314	45,167

Total other property operating costs	$343,066	$329,188	$268,115

     Included in hotel departmental expenses and other property operating costs were hotel compensation and benefit expenses of $397.4 million, $387.1 million and $301.1 million for the year ended December 31, 2003, 2002 and 2001, respectively.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

13. Hotel Operating Revenue, Departmental Expenses and Other Property Operating Costs — (continued)

     Included in hotel operating expenses for the year ended December 31, 2003, was $9.7 million of hotel operating expense from the consolidation of our joint venture with Interstate in June 2003. This joint venture had been previously accounted for by the equity method.

14. Taxes, Insurance and Lease Expense

     Taxes, insurance and lease expense from continuing operations is comprised of the following (in thousands):

	Year Ended December 31,
	2003	2002	2001
Operating lease expense (a)	$56,691	$58,215	$65,916
Real estate and other taxes	47,474	48,829	52,808
Property and general liability insurance	16,701	15,012	10,557

Total taxes, insurance and lease expense	$120,866	$122,056	$129,281

(a)	Includes lease expense associated with 15 hotels owned by unconsolidated entities. Included in lease expense is $13.0 million, $15.4 million and $21.8 million in percentage rent for the year ended December 31, 2003, 2002 and 2001, respectively.

15. Land Leases and Hotel Rent

     We lease land occupied by certain hotels from third parties under various operating leases that expire through 2073. Certain land leases contain contingent rent features based on gross revenue at the respective hotels. In addition, we recognize rent expense for 15 hotels that are owned by unconsolidated entities and are leased to our wholly-owned TRSs. These leases expire through 2015 and require the payment of base rents and contingent rent based on revenues at the respective hotels. Future minimum lease payments under our land lease obligations and hotel leases at December 31, 2003, are as follows (in thousands):

Year
2004	$38,716
2005	37,850
2006	33,818
2007	13,485
2008	9,697
2009 and thereafter	132,878

$266,444

16. Merger Termination Costs

     On May 9, 2001, we entered into a merger agreement with MeriStar. On September 21, 2001, we announced jointly with MeriStar the termination of the merger. The decision to terminate the merger resulted from the September 11 terrorist attacks and their subsequent adverse impact on the financial markets. As a result of the merger termination, we expensed $19.9 million associated with the merger and $5.5 million in merger financing costs for the year ended December 31, 2001.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

17. Earnings Per Unit

     The following table sets forth the computation of basic and diluted earnings per unit for the years ended December 31, 2003, 2002 and 2001 (in thousands, except per unit data):

	2003	2002	2001
Numerator:
Loss from continuing operations	$(288,814)	$(84,050)	$(58,965)
Less: Preferred distributions	(26,908)	(26,292)	(24,600)

Loss from continuing operations applicable to unitholders	(315,722)	(110,342)	(83,565)
Discontinued operations	(39,107)	(108,248)	8,821

Net loss applicable to unitholders	$(354,829)	$(218,590)	$(74,744)

Denominator:
Denominator for basic loss per unit – weighted average units	61,845	61,737	61,635

Denominator for diluted loss per unit – adjusted weighted average units and assumed conversions	61,845	61,737	61,635

Loss per unit data:
Basic:
Loss from continuing operations	$(5.11)	$(1.79)	$(1.35)

Discontinued operations	$(0.63)	$(1.75)	$0.14

Net loss	$(5.74)	$(3.54)	$(1.21)

Diluted:
Loss from continuing operations	$(5.11)	$(1.79)	$(1.35)

Discontinued operations	$(0.63)	$(1.75)	$0.14

Net loss	$(5.74)	$(3.54)	$(1.21)

     Securities that could potentially dilute basic earnings per unit in the future that were not included in computation of diluted earnings per unit, because they would have been antidilutive for the periods presented, are as follows (unaudited, in thousands):

	2003	2002	2001
FelCor stock options	—	7	49
FelCor restricted shares granted but not vested	303	317	355
Series A preferred units	4,636	4,636	4,636

     Series A preferred distributions that would be excluded from net income (loss) applicable to unitholders, if the Series A preferred units were dilutive, were $11.7 million for 2003, 2002 and 2001.

18. Commitments and Related Party Transactions

     The acquisition of DJONT, one of our primary lessees, was completed effective January 1, 2001. In consideration for the acquisition of DJONT, we issued 416,667 units of limited partnership interest valued at approximately $10 million. The acquisition of DJONT required negotiations between us and the owners of DJONT, including Thomas J. Corcoran, Jr., FelCor’s President, Chief Executive Officer, and a director of FelCor, and the children of Charles N. Mathewson, a former director of FelCor. The interests of Mr. Corcoran and Mr. Mathewson were in direct conflict with our interests in these negotiations and, accordingly, they abstained from participation in FelCor’s board of directors’ discussion and vote on this matter.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

18. Commitments and Related Party Transactions — (continued)

     Our general partner, FelCor, shares the executive offices and certain employees with FelCor, Inc. (controlled by Thomas J. Corcoran, Jr., President and CEO). FelCor Inc. it paid its share of the costs thereof, including an allocated portion of the rent, compensation of certain personnel, office supplies, telephones, and depreciation of office furniture, fixtures, and equipment. We reimbursed FelCor for our share of all such allocated costs. Any such allocation of shared expenses must be approved by a majority of FelCor’s independent directors. FelCor, Inc. had a 10% ownership interest in one hotel and limited other investments. FelCor, Inc. paid $46,000, $50,000 and $45,000 for shared office costs in 2003, 2002 and 2001, respectively.

     Effective January 1, 2001, we completed the acquisition of leases with respect to 12 hotels that had been leased to and operated by IHG. In consideration for the acquisition of such leases and termination of the related management agreements, FelCor issued 413,585 shares of its common stock, valued at approximately $10 million, to IHG and we issued a corresponding number of common partnership units to FelCor. We acquired the remaining leases held by IHG, effective July 1, 2001. We contributed these leases to our TRSs. In consideration for these 88 leases, FelCor issued 100 shares of its common stock and we issued a corresponding number of common partnership units to FelCor and agreed to new long-term management agreements with subsidiaries of IHG to manage these hotels. The acquisition of the leases held by IHG involved negotiations between us and IHG. Richard C. North, a director of FelCor, was the Group Finance Director of IHG. IHG, through its affiliates, owns approximately 17% of FelCor’s outstanding shares and our units. The interest of IHG in those negotiations was in direct conflict with our interests. Mr. North abstained from participating in any discussion or vote by FelCor’s board relating to these transactions.

     Following the events of September 11, 2001, certain types of insurance coverage, such as for acts of terrorism, were only available at a high cost. In an effort to keep our cost of insurance within reasonable limits, we have only purchased terrorism insurance for those hotels that are secured by mortgage debt, as required by our lenders. Our terrorism insurance has per occurrence and aggregate limits of $50 million. We have established a self-insured retention of $250,000 per occurrence for general liability insurance with regard to 68 of our hotels; the remainder of our hotels participate in general liability programs of our managers, with no deductible. Due to the increase in our general liability deductible for the 68 hotels, we maintain reserves to cover the estimated ultimate uninsured liability for losses with respect to reported and unreported claims incurred as of the end of each accounting period. At December 31, 2003 and 2002, our reserve for this self-insured portion of general liability claims was $4.2 million and $2.3 million, respectively. Our property program has a $100,000 all risk deductible, a deductible of 2% of insured value for named windstorm and a deductible of 5% of insured value for California quake. No reserves have been established as of December 31, 2003, for these property deductibles, as no related losses are estimated to have been incurred. Should such uninsured or not fully insured losses be substantial, they could have a material adverse impact on our operating results and cash flows.

     We lease the San Francisco Holiday Inn Select Downtown & Spa hotel under a lease that expires at the end of 2004. In May 2003, the lessor asserted that we were in default of our obligations for maintenance, repair and replacement under the lease, and asserted that the cost of correcting the alleged deficiencies was approximately $13.9 million. The lessor subsequently asserted that we were also in default of our capital expenditure obligations under the lease in the approximate amount of $3 million. In October 2003, we reached a partial settlement with the lessor, pursuant to which we paid the lessor $296,000 in full satisfaction and discharge of certain maintenance obligations that the lessor had valued in its original claim at $470,300. We continued to make routine repairs and expend previously approved capital on the hotel and, in December 2003, entered into a tolling agreement and letter of intent, pursuant to which the parties expressed their intent to seek to resolve the disputes between them, terminate the lease and transfer the hotel to the lessor, and established a process for negotiation and, if necessary, mediation and arbitration of the disputes. Following the completion of our

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

18. Commitments and Related Party Transactions — (continued)

evaluation of the remainder of the lessor’s claims, we engaged in negotiations with the lessor and, in February 2004, reached a settlement, currently subject to the execution of definitive documentation and the approval of the parties’ respective boards of directors or governing bodies. Under the terms of the settlement, we agreed to pay the lessor $5 million (representing an estimated $1.2 million in rent for the last half of 2004 and approximately $3.8 million for repair, maintenance and capital issues, of which approximately $0.8 million was accrued at December 31, 2003, for specifically identified capital items) and transfer our interest in the hotel to the lessor as of June 30, 2004, in exchange for which we will be relieved of the obligation to make any capital improvements to the hotel which are not specifically agreed to and, will receive a full release of all known and unknown claims and further obligations to the lessor. In addition, we are seeking a release of any termination liability to IHG under their management agreement with respect to this hotel upon its termination.

     There is no litigation pending or known to be threatened against us or affecting any of our hotels, other than claims arising in the ordinary course of business or which are not considered to be material. Furthermore, most of these claims are substantially covered by insurance. We do not believe that any claims known to us, individually or in the aggregate, will have a material adverse effect on us.

     Our hotels are operated under various management agreements that call for base management fees, which range from 2% to 7% of hotel room revenue and generally have an incentive provision related to the hotel’s profitability. In addition, the management agreements generally require us to invest approximately 3% to 4% of revenues in capital maintenance. The management agreements have terms from 10 to 20 years and generally have renewal options.

     With the exception of 95 hotels whose rights to use a brand name are contained in the management agreement governing their operations, and seven of our hotels that do not operate under a nationally recognized brand name, each of our hotels operates under a franchise or license agreement. Typically, our franchise or license agreements provide for a royalty fee of 4% of room revenues to be paid to the franchisor.

     In the event we breach one of our Embassy Suites Hotels franchise license agreements, in addition to losing the right to use the Embassy Suites Hotels name for the operation of the applicable hotel, we may be liable, under certain circumstances, for liquidated damages equal to the fees paid to the franchisor with respect to that hotel during the three preceding years.

19. Supplemental Cash Flow Disclosure

     At December 31, 2003, approximately $6 million of preferred distributions had been declared for payment in January 2004. At December 31, 2002, and 2001 approximately $15 million and $8 million, respectively, of aggregate preferred distributions, and common unit distributions had been declared for payment in the following January.

     In 2003 as a result of the exchange of 256,118 units for FelCor common stock, we recorded a reduction in redeemable units of $2.3 million and a corresponding increase in partners’ capital.

     As the result of IHG’s 2002 exchange of 5,713,185 units for FelCor common stock, we recorded a reduction in redeemable units of $73.4 million and a corresponding increase in partners’ capital.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

20. FelCor’s Stock Based Compensation Plans

     Upon the issuance of any stock, FelCor is obligated to contribute the proceeds to us in exchange for a like number of units. FelCor sponsors four restricted stock and stock option plans, or the FelCor Plans. In addition, upon completion of the merger with Bristol in 1998, it assumed two stock option plans previously sponsored by Bristol, or the Bristol Plans. FelCor was initially obligated to issue up to 1,271,103 shares of its common stock pursuant to the Bristol Plans. No additional options may be awarded under the Bristol Plans. The FelCor Plans and the Bristol Plans are referred to collectively as the Plans.

     FelCor is authorized to issue 3,700,000 shares of common stock under the FelCor Plans pursuant to awards granted in the form of incentive stock options, non-qualified stock options, and restricted stock. All options have 10-year contractual terms and vest either over five equal annual installments (20% per year), beginning in the year following the date of grant or 100% at the end of a four-year vesting term. Under the FelCor Plans, there were approximately 1,064,407 shares available for grant at December 31, 2003.

     The options outstanding under the Bristol Plans generally vest either in four equal annual installments (25% per year) beginning in the second year following the original date of award, in five equal annual installments (20% per year) beginning in the year following the original date of award, or on a single date that is three to five years following the original date of the award. Options covering 93,126 shares were outstanding under the Bristol Plans at December 31, 2003.

Stock Options

     A summary of the status of FelCor’s non-qualified stock options under the Plans as of December 31, 2003, 2002 and 2001, and the changes during these years are presented in the following tables:

	2003		2002		2001
		Weighted		Weighted		Weighted
	No. Shares of	Average	No. Shares of	Average	No. Shares of	Average
	Underlying	Exercise	Underlying	Exercise	Underlying	Exercise
	Options	Prices	Options	Prices	Options	Prices
Outstanding at beginning of the year	1,977,474	$22.85	2,041,212	$22.85	1,900,780	$23.33
Granted					300,000	$17.94
Exercised					(48,806)	$10.33
Forfeited	(79,286)	$22.15	(63,738)	$22.82	(110,762)	$23.33

Outstanding at end of year	1,898,188	$22.88	1,977,474	$22.85	2,041,212	$22.85

Exercisable at end of year	1,651,238	$23.71	1,641,944	$23.75	1,546,913	$23.84

	Options Outstanding			Options Exercisable
	Number	Wgtd. Avg.
Range of	Outstanding	Remaining	Wgtd Avg.	Number Exercisable	Wgtd. Avg.
Exercise Prices	at 12/31/03	Life	Exercise Price	at 12/31/03	Exercise Price
$15.62 to $22.56	1,534,888	4.40	$21.06	1,287,938	$18.26
$24.18 to $36.12	298,300	2.63	$29.34	298,300	$29.34
$36.63	65,000	3.48	$36.63	65,000	$36.63

$15.62 to $36.63	1,898,188	4.09	$22.90	1,651,238	$23.71

     The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 2001 and 2000 when options were granted: dividend yield of 12.44% to 11.28%; risk free interest rates are different for each grant and range from 4.33% to 6.58%; the expected lives of options are six years; and volatility of 21.04% for 2001 grants and 18.22% for 2000 grants. The weighted average fair value of options granted during 2001, was $0.85 per share. FelCor issued no stock options in 2003 and 2002.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

20. FelCor’s Stock Based Compensation Plans — (continued)

Restricted Stock

     A summary of the status of FelCor’s restricted stock grants as of December 31, 2003, 2002, and 2001, and the changes during these years are presented below:

	2003		2002		2001
		Weighted		Weighted		Weighted
		Average		Average		Average
		Fair Market		Fair Market		Fair Market
		Value		Value		Value
	No. Shares	at Grant	No. Shares	at Grant	No. Shares	at Grant
Outstanding at beginning of the year	633,281	$23.73	570,575	$24.40	367,575	$25.01
Granted(a):
With immediate vesting(b)	27,400	$10.98	19,100	$17.55	14,300	$23.74
With 5-year pro rata vesting	70,350	$10.98	43,606	$17.71	214,000	$22.89
Forfeited					(25,300)	$20.23

Outstanding at end of year	731,031	$22.03	633,281	$23.73	570,575	$24.40

Vested at end of year	431,150	$21.49	316,715	$21.78	215,795	$24.09

(a)	All shares granted are issued out of treasury except for 6,900, 4,100, and 2,700 of the restricted shares issued to directors during the years ended December 31, 2003, 2002, and 2001, respectively.

(b)	Shares awarded to FelCor’s directors.

21. Employee Benefits

     FelCor offers a 401(k) plan, health insurance benefits and a deferred compensation plan to its employees. FelCor’s matching contribution to the 401(k) plan was $0.6 million, $0.5 million, and $0.5 million and the cost of health insurance benefits were $0.6 million, $0.6 million, and $0.5 million during the years ended December 31, 2003, 2002 and 2001, respectively. The deferred compensation plan FelCor offers is available only to its directors and qualifying senior officers. FelCor makes no matching or other contributions to its deferred compensation plan, other than the payment of its operating and administrative expenses.

     The employees at our hotels are employees of the respective management companies. Under the management agreements, we reimburse the management companies for the compensation and benefits related to the employees who work at our hotels. We are not, however, the sponsors of their employee benefit plans and have no obligation to fund these plans.

22. Segment Information

     SFAS 131, “Disclosures about Segments of an Enterprise and Related Information,” requires the disclosure of selected information about operating segments. Based on the guidance provided in the standard, we have determined that our business is conducted in one operating segment.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

22. Segment Information — (continued)

     The following table sets forth revenues for continuing operations, and investment in hotel assets represented by, the following geographical areas as of and for the years ended December 31, 2003, 2002 and 2001 (in thousands):

	Revenue(a)			Investment in Hotel Assets
	2003	2002	2001	2003	2002	2001
California	$183,768	$190,980	$180,046	$677,381	$689,761	$689,791
Texas	202,321	208,593	184,505	766,134	839,192	867,263
Florida	132,963	133,995	124,639	515,640	547,627	540,155
Georgia	94,636	96,862	86,695	359,004	320,890	318,268
Other states	536,201	545,402	494,210	1,615,529	1,780,837	1,793,950
Canada	21,285	21,990	15,290	56,276	77,311	74,771

Total	$1,171,174	$1,197,822	$1,085,385	$3,989,964	$4,255,618	$4,284,198

(a)	Prior to January 1, 2001, all of the revenues that we derived from hotel assets consisted of percentage lease revenue. Effective January 1, 2001, we acquired 96 hotel leases and effective July 1, 2001, we acquired the remaining 88 hotel leases. Upon acquisition of these leases, our revenue derived from hotel assets became hotel operating revenues, including room revenues, food and beverage revenue and other hotel operating revenue.

23. Recently Issued Statements of Financial Accounting Standards

     In May 2003, the FASB issued SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (SFAS 150). This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. On November 7, 2003, the FASB deferred for an indefinite period certain provisions of SFAS 150 relating to the classification and measurement of mandatorily redeemable non-controlling interests. We believe we do not have any such interests. The implementation of the remaining effective provisions of SFAS 150 did not impact our financial condition, results of operation or liquidity.

     FASB Interpretation, or FIN No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB 51” was issued in January 2003. In December 2003, FASB issued FIN No. 46R which replaced FIN 46 and clarified Accounting Research Bulletin 51. This interpretation provides guidance on how to identify a variable interest entity and determine when the assets, liabilities, non-controlling interests and results of operations of a variable interest entity should be consolidated by the primary beneficiary. The primary beneficiary is the enterprise that will absorb a majority of the variable interest entity’s expected losses or receive a majority of the expected residual returns as a result of holding variable interests. The recognition and measurement provisions of this FIN apply immediately to variable interest entities created after January 31, 2003, and apply to the first interim or annual period ending after December 15, 2003, for entities acquired before February 1, 2003 (as deferred by FASB Staff Position No. FIN 46-6). This FIN requires the consolidation of results of variable interest entities in which we are the primary beneficiary. As of December 31, 2003, we did not own an interest in a variable interest entity that met the consolidation requirements and, as such, the adoption of FIN No. 46 did not have a material effect on our financial condition, results of operations, or liquidity. Interests in entities acquired or created after December 31, 2003 will be evaluated based on FIN No. 46R criteria and consolidated, if required.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

24. Quarterly Operating Results (unaudited)

     Our unaudited consolidated quarterly operating data for the years ended December 31, 2003 and 2002, follows (in thousands, except per share data). In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of quarterly results have been reflected in the data. It is also management’s opinion, however, that quarterly operating data for hotel enterprises are not indicative of results to be achieved in succeeding quarters or years. In order to obtain a more accurate indication of performance, there should be a review of operating results, changes in stockholders’ equity and cash flows for a period of several years.

	First	Second	Third	Fourth
2003	Quarter	Quarter	Quarter	Quarter
Total revenues	$282,697	$302,179	$299,620	$284,768
Net loss from continuing operations	$(22,657)	$(13,988)	$(100,607)	$(151,562)
Discontinued operations	$10	$(7,709)	$(32,326)	$918
Net loss(a)	$(22,648)	$(21,696)	$(132,932)	$(150,645)
Net loss applicable to unitholders	$(29,374)	$(28,424)	$(139,659)	$(157,372)
Comprehensive loss	$(17,829)	$(15,840)	$(133,113)	$(151,922)
Diluted per unit data:
Net loss from continuing operations.	$(0.48)	$(0.33)	$(1.74)	$(2.56)
Discontinued operations	$0.00	$(0.13)	$(0.52)	$0.02
Net loss	$(0.48)	$(0.46)	$(2.26)	$(2.54)
Weighted average units outstanding	61,821	61,845	61,851	61,851

(a)	The second, third, and fourth quarters net loss include impairment charges of $7.8 million, $112.7 million and $125.0 million, respectively.

	First	Second	Third	Fourth
2002	Quarter	Quarter	Quarter	Quarter
Total revenues	$299,345	$322,431	$302,963	$284,504
Net income (loss) from continuing operations	$(6,781)	$13,451	$(9,061)	$(81,659)
Discontinued operations	$(1,453)	$625	$(365)	$(107,055)
Net income (loss)(a)	$(8,233)	$14,074	$(9,425)	$(188,714)
Net income (loss) applicable to unitholders	$(14,383)	$7,386	$(16,152)	$(195,441)
Comprehensive income (loss)	$(7,652)	$16,333	$(6,663)	$(194,039)
Diluted per unit data:
Net income (loss) from continuing operations	$(0.21)	$0.11	$(0.26)	$(1.43)
Discontinued operations	$(0.02)	$0.01	$0.00	$(1.74)
Net income (loss)	$(0.23)	$0.12	$(0.26)	$(3.17)
Weighted average units outstanding	61,722	62,097	61,732	61,740

(a)	The fourth quarter net loss includes an impairment charge of $157.5 million.

     In accordance with SFAS 144, certain amounts previously reported in continuing operations have been reclassified to discontinued operations upon sale of hotels or the designation of hotels as “held for sale” in subsequent periods.

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

25. Consolidating Financial Information

     Certain of the Company’s wholly-owned subsidiaries (FelCor/CSS Holdings, L.P.; FelCor/CSS Hotels, L.L.C.; FelCor/LAX Hotels L.L.C.; FelCor Eight Hotels, L.L.C.; FelCor/St. Paul Holdings, L.P.; FelCor/LAX Holdings, L.P.; FHAC Nevada Holdings, L.L.C.; FelCor TRS Holdings, L.P.; Kingston Plantation Development Corp.; FHAC Texas Holdings, L.P.; FelCor Omaha Hotel Company, L.L.C.; FelCor Country Villa Hotel, L.L.C.; FelCor Moline Hotel, L.L.C.; FelCor Canada Co. and FelCor Hotel Asset Company, L.L.C., collectively, “Subsidiary Guarantors”), together with FelCor and two of its directly or indirectly wholly-owned subsidiaries (FelCor Nevada Holdings, L.L.C. and FelCor Holdings Trust, whose only assets consist of direct or indirect ownership interests in the Company), being the only wholly-owned subsidiaries of FelCor which have assets, are guarantors of senior debt. All guarantees are joint and several. The following tables present consolidating information for the Subsidiary Guarantors.

CONDENSED CONSOLIDATING BALANCE SHEET
December 31, 2003
(in thousands)

		Subsidiary	Non-Guarantor		Total
	FelCor L.P.	Guarantors	Subsidiaries	Eliminations	Consolidated
ASSETS
Net investment in hotel properties	$276,342	$1,080,594	$1,746,860	$—	$3,103,796
Equity investment in consolidated entities	2,079,399	—	—	(2,079,399)	—
Investment in unconsolidated entities	93,337	23,216	—	—	116,553
Assets held for sale	—	6,238	15,600	—	21,838
Cash and cash equivalents	168,224	59,241	4,420	—	231,885
Restricted cash	1,833	1,991	15,600	—	19,424
Accounts receivable	2,214	40,568	2,603	—	45,385
Deferred assets	15,133	783	8,362	—	24,278
Other assets	10,467	14,992	2,275	—	27,734

Total assets	$2,646,949	$1,227,623	$1,795,720	$(2,079,399)	$3,590,893

LIABILITIES AND PARTNERS’ CAPITAL
Debt	$1,261,460	$123,519	$652,376	$—	$2,037,355
Distributions payable	5,504	—	—	—	5,504
Accrued expenses and other liabilities	25,009	(217,023)	343,437	—	151,423
Minority interest — other partnerships	8,562	(3,797)	45,432	—	50,197

Total liabilities	1,300,535	(97,301)	1,041,245	—	2,244,479

Redeemable units, at redemption value	33,612	—	—	—	33,612

Preferred units	318,907	—	—	—	318,907
Common units	993,895	1,315,446	754,475	(2,079,399)	984,417
Accumulated other comprehensive income	—	9,478	—	—	9,478

Total partners’ capital	1,312,802	1,324,924	754,475	(2,079,399)	1,312,802

Total liabilities, redeemable units and partners’ capital	$2,646,949	$1,227,623	$1,795,720	$(2,079,399)	$3,590,893

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

25. Consolidating Financial Information — (continued)

CONSOLIDATING BALANCE SHEET
December 31, 2002
(in thousands)

		Subsidiary	Non-Guarantor		Total
	FelCor L.P.	Guarantors	Subsidiaries	Eliminations	Consolidated
ASSETS
Net investment in hotel properties	$464,473	$1,529,637	$1,479,342	$—	$3,473,452
Equity investment in consolidated entities	2,325,436	—	—	(2,325,436)	—
Investment in unconsolidated entities	120,406	21,537	—	—	141,943
Cash and cash equivalents	24,326	23,323	1,878	—	50,163
Restricted cash	399	2,990	18,172	—	21,561
Accounts receivable	1,250	44,365	1,329	—	46,944
Deferred assets	19,697	937	3,551	—	24,185
Other assets	2,369	19,308	1,074	—	22,115

Total assets	$2,958,356	$1,642,097	$1,505,346	$(2,325,436)	$3,780,363

LIABILITIES AND PARTNERS’ CAPITAL
Debt	$1,215,925	$101,371	$559,838	$—	$1,877,134
Distributions payable	14,792	—	—	—	14,792
Accrued expenses and other liabilities	38,086	96,566	15,733	—	150,385
Minority interest — other partnerships	97	—	48,499	—	48,596

Total liabilities	1,268,900	197,937	624,070	—	2,090,907

Redeemable units, at redemption value	37,634	—	—	—	37,634

Preferred units	318,907	—	—	—	318,907
Common units	1,332,915	1,444,259	881,276	(2,325,436)	1,333,014
Accumulated other comprehensive loss	—	(99)	—	—	(99)

Total partners’ capital	1,651,822	1,444,160	881,276	(2,325,436)	1,651,822

Total liabilities, redeemable units and partners’ capital	$2,958,356	$1,642,097	$1,505,346	$(2,325,436)	$3,780,363

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

25. Consolidating Financial Information — (continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2003
(in thousands)

		Subsidiary	Non-Guarantor		Total
	FelCor L.P.	Guarantors	Subsidiaries	Eliminations	Consolidated
Revenues:
Hotel operating revenue	$—	$1,166,723	$1,519	$—	$1,168,242
Percentage lease revenue	44,352	—	171,303	(215,655)	—
Other revenue	628	395	(1)	—	1,022

Total revenue	44,980	1,167,118	172,821	(215,655)	1,169,264

Expenses:
Hotel operating expense	226	823,896	869	—	824,991
Taxes, insurance and lease expense	5,090	307,543	23,888	(215,655)	120,866
Corporate expenses	3,158	7,540	3,568	—	14,266
Depreciation	17,362	53,368	61,635	—	132,365

Total operating expenses	25,836	1,192,347	89,960	(215,655)	1,092,488

Operating income (loss)	19,144	(25,229)	82,861	—	76,776
Interest expense, net	(95,444)	(10,381)	(59,327)	—	(165,152)
Charge-off of deferred financing cost	(2,830)	(4)	—	—	(2,834)
Gain on early extinguishment of debt	—	—	—	—	—
Impairment loss	(21,352)	(137,460)	(44,258)	—	(203,070)

Loss before equity in income from unconsolidated entities, minority interests and gain on sale of assets	(100,482)	(173,074)	(20,724)	—	(294,280)
Equity in loss from consolidated entities	(234,372)	(338)	—	234,372	(338)
Equity in income from unconsolidated entities	2,708	—	—	—	2,708
Gain on sale of asset	(46)	153	177	—	284
Minority interests in other partnerships	369	1,250	1,193	—	2,812

Loss from continuing operations	(331,823)	(172,009)	(19,354)	234,372	(288,814)
Discontinued operations from consolidated entities	3,902	(26,982)	(16,027)	—	(39,107)

Net loss	(327,921)	(198,991)	(35,381)	234,372	(327,921)
Preferred distributions	(26,908)	—	—	—	(26,908)

Net loss applicable to unitholders	$(354,829)	$(198,991)	$(35,381)	$234,372	$(354,829)

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

25. Consolidating Financial Information — (continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2002
(in thousands)

		Subsidiary	Non-Guarantor		Total
	FelCor L.P.	Guarantors	Subsidiaries	Eliminations	Consolidated
Revenues:
Hotel operating revenue	$—	$1,205,070	$2,527	$—	$1,207,597
Percentage lease revenue	59,241	—	148,025	(207,266)	—
Other revenue	1,601	—	45	—	1,646

Total revenue	60,842	1,205,070	150,597	(207,266)	1,209,243

Expenses:
Hotel operating expense	383	805,726	1,835	—	807,944
Taxes, insurance and other	6,290	300,013	23,019	(207,266)	122,056
Corporate expenses	2,300	6,290	5,166	—	13,756
Depreciation	23,204	60,735	54,861	—	138,800
Abandoned project costs	1,663	—	—	—	1,663

Total operating expenses	33,840	1,172,764	84,881	(207,266)	1,084,219

Operating income	27,002	32,306	65,716	—	125,024
Interest expense, net	(105,640)	(11,776)	(44,832)	—	(162,248)
Charge-off of deferred financing cost	(3,216)	(6)	—	—	(3,222)
Impairment loss	(8,948)	(4,232)	(25,063)	—	(38,243)

Loss before equity in income (loss) from unconsolidated entities, minority interests, and gain on sale of assets	(90,802)	16,292	(4,179)	—	(78,689)
Equity in loss from consolidated entities	(64,707)	—	—	64,707	—
Equity in loss from unconsolidated entities	(8,987)	(1,140)	—	—	(10,127)
Minority interests in other partnerships	—	—	(1,095)	—	(1,095)
Gain on sale of assets	—	5,861	—	—	5,861

Income (loss) from continuing operations.	(164,496)	21,013	(5,274)	64,707	(84,050)
Discontinued operations from consolidated entities	(27,802)	(38,010)	(42,436)	—	(108,248)

Net loss	(192,298)	(16,997)	(47,710)	64,707	(192,298)
Preferred distributions	(26,292)	—	—	—	(26,292)

Net loss applicable to unitholders	$(218,590)	$(16,997)	$(47,710)	$64,707	$(218,590)

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

25. Consolidating Financial Information — (continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2001
(in thousands)

		Subsidiary	Non-Guarantor		Total
	FelCor L.P.	Guarantors	Subsidiaries	Eliminations	Consolidated
Revenues:
Hotel operating revenue	$—	$1,006,948	$2,804	$—	$1,009,752
Percentage lease revenue	63,069	40,459	163,733	(168,083)	99,178
Other revenue	2,990	—	—	—	2,990

Total revenue	66,059	1,047,407	166,537	(168,083)	1,111,920

Expenses:
Hotel operating expense	—	653,724	1,976	—	655,700
Taxes, insurance and lease expense	8,484	265,619	23,261	(168,083)	129,281
Corporate expenses	3,465	6,074	3,139	—	12,678
Depreciation	23,953	65,656	56,546	—	146,155
Abandoned projects	837	—	—	—	837
Lease termination costs	34,834	1,770	—	—	36,604
Merger termination	19,919	—	—	—	19,919

Total operating expenses	91,492	992,843	84,922	(168,083)	1,001,174

Operating (loss) income	(25,433)	54,564	81,615	—	110,746
Interest expense, net	(95,110)	(9,449)	(57,256)	—	(161,815)
Charge-off of deferred financing cost	(1,270)	—	(225)	225	(1,270)
Gain on early extinguishment of debt	—	—	—	—	—
Swap termination expense	(7,049)	—	—	—	(7,049)
Impairment loss	—	(6,273)	—	—	(6,273)

Income (loss) before equity in income from unconsolidated entities, minority interests and gain on sale of assets	(128,862)	38,842	24,134	225	(65,661)
Equity in income from consolidated entities	66,160	—	—	(66,160)	—
Equity in income from unconsolidated entities	7,983	(637)	—	—	7,346
Gain (loss) on sale of assets	645	462	1,828	—	2,935
Minority interests in other partnerships	—	—	(3,585)	—	(3,585)

Income (loss) from continuing operations	(54,074)	38,667	22,377	(65,935)	(58,965)
Discontinued operations from consolidated entities	3,930	2,918	1,973	—	8,821

Net income (loss)	(50,144)	41,585	24,350	(65,935)	(50,144)
Preferred distributions	(24,600)	—	—	—	(24,600)

Net income (loss) applicable to unitholders	$(74,744)	$41,585	$24,350	$(65,935)	$(74,744)

FELCOR LODGING LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

     25. Consolidating Financial Information — (continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2003
(in thousands)

		Subsidiary	Non-Guarantor	Total
	FelCor L.P.	Guarantors	Subsidiaries	Consolidated
Cash flows from (used in) operating activities	$(66,031)	$21,159	$95,574	$50,702
Cash flows from (used in) investing activities	(8,610)	81,582	(22,022)	50,950
Cash flows from (used in) financing activities	218,539	(67,052)	(71,646)	79,841
Effect of exchange rates changes on cash	—	229	—	229

Change in cash and cash equivalents	143,898	35,918	1,906	181,722
Cash and cash equivalents at beginning of period	24,326	23,323	2,514	50,163

Cash and equivalents at end of period	$168,224	$59,241	$4,420	$231,885

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2002
(in thousands)

		Subsidiary	Non-Guarantor	Total
	FelCor L.P.	Guarantors	Subsidiaries	Consolidated
Cash flows from (used in) operating activities	$(55,599)	$80,682	$78,757	$103,841
Cash flows from (used in) investing activities	(53,212)	(5,000)	(11,809)	(70,021)
Cash flows from (used in) financing activities	65,058	(98,918)	(65,397)	(99,258)
Effect of exchange rates changes on cash	—	27	—	27

Change in cash and cash equivalents	(43,753)	(23,209)	1,551	(65,411)
Cash and cash equivalents at beginning of period	68,079	46,532	963	115,574

Cash and equivalents at end of period	$24,326	$23,323	$2,514	$50,163

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2001
(in thousands)

		Subsidiary	Non-Guarantor	Total
	FelCor L.P.	Guarantors	Subsidiaries	Consolidated
Cash flows from operating activities	$(57,321)	$119,520	$86,817	$149,016
Cash flows from (used in) investing activities	42,256	11,593	(16,887)	36,962
Cash flows from (used in) financing activities	78,811	(87,500)	(72,172)	(80,861)
Effect of exchange rates on cash	—	30	—	30

Change in cash and cash equivalents	63,746	43,643	(2,242)	105,147
Cash and cash equivalents at beginning of period	4,333	2,889	3,205	10,427

Cash and equivalents at end of period	$68,079	$46,532	$963	$115,574

Report of Independent Registered Public Accounting Firm
on Financial Statement Schedule

To the Board of Directors
of FelCor Lodging Trust Incorporated:

Our audits of the consolidated financial statements referred to in our report dated March 15, 2004, except for the effects of the discontinued operations as described in Note 6, as to which the date is September 7, 2004, appearing in the 2003 Annual Report on Form 10-K of FelCor Lodging Limited Partnership (which report and consolidated financial statements are included in this Annual Report on Form 10-K) also included an audit of the financial statement schedule listed in Item 15(a)(2) of this Form 10-K. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PricewaterhouseCoopers LLP

Dallas, Texas
March 15, 2004,
except for the effects of the discontinued operations
as described in Note 6, as to which the date is September 7, 2004.

FELCOR LODGING LIMITED PARTNERSHIP

Schedule III – Real Estate and Accumulated Depreciation
as of December 31, 2003
(in thousands)

				Cost Capitalized		Gross Amounts at Which
		Initial Cost		Subsequent to Acquisition		Carried at Close of Period
			Buildings		Buildings		Buildings
			and		and		and
Location	Encumbrances	Land	Improvements	Land	Improvements	Land	Improvements
Birmingham, AL (1)	$11,648	$2,843	$29,286	$0	$766	$2,843	$30,052
Montgomery East I-85, AL (2)	589	830	7,221	3	2,750	839	10,023
Phoenix - Biltmore, AZ (1)	0	0	38,998	4,695	1,189	4,695	40,187
Phoenix Crescent Hotel, AZ (3)	25,734	3,608	29,583	0	1,185	3,608	30,768
Phoenix Scottsdale/Downtown, AZ (4)	3,177	0	7,622	0	1,218	0	8,840
Phoenix Tempe, AZ (1)	11,548	3,951	34,371	0	1,032	3,951	35,403
Dana Point – Doheny Beach, CA (5)	0	1,787	15,545	0	1,111	1,787	16,656
Irvine - Orange County Airport (Newport Beach), CA (6)	0	4,953	43,109	0	1,943	4,953	45,052
Los Angeles - Anaheim (Located near Disneyland® Park), CA (1)	10,713	2,548	14,832	0	781	2,548	15,613
Los Angeles International Airport - South, CA (1)	0	2,660	17,997	0	770	2,660	18,767
Milpitas – Silicon Valley, CA (1)	20,060	4,021	23,677	0	1,346	4,021	25,023
Milpitas - San Jose North (Milpitas – Silicon Valley), CA (6)	0	4,127	35,917	0	6,037	4,127	41,954
Napa Valley, CA (1)	10,539	3,287	14,205	0	1,185	3,287	15,390
Oxnard - Mandalay Beach Resort & Conference Center, CA (1)	0	2,930	22,125	1	1,958	2,931	24,083
Palm Desert – Palm Desert Resort, CA (1)	8,255	2,368	20,598	5	1,831	2,373	22,429
Pleasanton (San Ramon Area), CA (6)	0	3,152	27,428	0	267	3,152	27,695
San Diego - On the Bay, CA (2)	0	0	68,229	0	4,026	0	72,255
San Francisco – Airport – Burlingame, CA (1)	0	0	39,929	0	370	0	40,299
San Francisco – Airport - South San Francisco, CA (1)	25,169	3,418	31,737	0	1,221	3,418	32,958
San Francisco - Downtown & Spa, CA (2)	0	0	21,679	0	2,145	0	23,824
San Francisco - Fisherman’s Wharf, CA (2)	0	0	61,883	0	1,629	0	63,512
San Francisco - Union Square, CA (6)	0	8,466	73,685	(453)	845	8,013	74,530
Santa Barbara, CA (2)	5,203	1,683	14,647	0	226	1,683	14,873
Toronto - Airport, Canada (9)	0	0	21,041	0	7,496	0	28,537
Toronto - Yorkdale, Canada (2)	0	1,567	13,634	265	7,284	1,832	20,928
Avon - Beaver Creek Lodge, CO (8)	0	1,134	9,864	(16)	150	1,118	10,014
Denver, CO (7)	0	2,432	21,158	0	665	2,432	21,823
Hartford - Downtown, CT (6)	0	2,310	20,109	0	6,366	2,310	26,475
Stamford, CT (9)	0	0	37,154	0	3,597	0	40,751
Wilmington, DE (7)	0	1,379	12,487	0	9,749	1,379	22,236
Boca Raton, FL (1)	0	1,868	16,253	0	101	1,868	16,354
Cocoa Beach - Oceanfront, FL (2)	0	2,285	19,893	0	11,214	2,285	31,107

[Additional columns below]

[Continued from above table, first column(s) repeated]

					Life Upon
		Accumulated			Which
		Depreciation			Depreciation
		Building and	Year	Date	in Statement
Location	Total	Improvements	Opened	Acquired	is Computed
Birmingham, AL (1)	$32,895	$6,137	1987	1/3/1996	15 - 40 Yrs
Montgomery East I-85, AL (2)	10,862	1,414	1964	7/28/1998	15 - 40 Yrs
Phoenix - Biltmore, AZ (1)	44,882	8,165	1985	1/3/1996	15 - 40 Yrs
Phoenix Crescent Hotel, AZ (3)	34,376	4,856	1986	6/30/1997	15 - 40 Yrs
Phoenix Scottsdale/Downtown, AZ (4)	8,840	1,729	1970	7/28/1998	15 - 40 Yrs
Phoenix Tempe, AZ (1)	39,354	4,960	1986	5/4/1998	15 - 40 Yrs
Dana Point – Doheny Beach, CA (5)	18,443	2,806	1992	2/21/1997	15 - 40 Yrs
Irvine - Orange County Airport (Newport Beach), CA (6)	50,005	6,184	1986	7/28/1998	15 - 40 Yrs
Los Angeles - Anaheim (Located near Disneyland® Park), CA (1)	18,161	3,367	1987	1/3/1996	15 - 40 Yrs
Los Angeles International Airport - South, CA (1)	21,427	4,602	1985	3/27/1996	15 - 40 Yrs
Milpitas – Silicon Valley, CA (1)	29,044	5,191	1987	1/3/1996	15 - 40 Yrs
Milpitas - San Jose North (Milpitas – Silicon Valley), CA (6)	46,081	5,882	1987	7/28/1998	15 - 40 Yrs
Napa Valley, CA (1)	18,677	3,053	1985	5/8/1996	15 - 40 Yrs
Oxnard - Mandalay Beach Resort & Conference Center, CA (1)	27,014	4,657	1986	5/8/1996	15 - 40 Yrs
Palm Desert – Palm Desert Resort, CA (1)	24,802	3,184	1984	5/4/1998	15 - 40 Yrs
Pleasanton (San Ramon Area), CA (6)	30,847	3,744	1986	7/28/1998	15 - 40 Yrs
San Diego - On the Bay, CA (2)	72,255	9,425	1965	7/28/1998	15 - 40 Yrs
San Francisco – Airport – Burlingame, CA (1)	40,299	8,244	1986	11/6/1995	15 - 40 Yrs
San Francisco – Airport - South San Francisco, CA (1)	36,376	6,668	1988	1/3/1996	15 - 40 Yrs
San Francisco - Downtown & Spa, CA (2)	23,824	4,464	1970	7/28/1998	15 - 40 Yrs
San Francisco - Fisherman’s Wharf, CA (2)	63,512	8,479	1970	7/28/1998	15 - 40 Yrs
San Francisco - Union Square, CA (6)	82,543	10,427	1970	7/28/1998	15 - 40 Yrs
Santa Barbara, CA (2)	16,556	2,003	1969	7/28/1998
Toronto - Airport, Canada (9)	28,537	4,524	1970	7/28/1998	15 - 40 Yrs
Toronto - Yorkdale, Canada (2)	22,760	3,538	1970	7/28/1998	15 - 40 Yrs
Avon - Beaver Creek Lodge, CO (8)	11,132	1,968	1989	2/20/1996	15 - 40 Yrs
Denver, CO (7)	24,255	3,058	1989	3/15/1998	15 - 40 Yrs
Hartford - Downtown, CT (6)	28,785	3,703	1973	7/28/1998	15 - 40 Yrs
Stamford, CT (9)	40,751	5,281	1984	7/28/1998	15 - 40 Yrs
Wilmington, DE (7)	23,615	3,007	1972	3/20/1998	15 - 40 Yrs
Boca Raton, FL (1)	18,222	3,407	1989	2/28/1996	15 - 40 Yrs
Cocoa Beach - Oceanfront, FL (2)	33,392	4,938	1960	7/28/1998	15 - 40 Yrs

FELCOR LODGING LIMITED PARTNERSHIP
Schedule III – Real Estate and Accumulated Depreciation – (continued)
as of December 31, 2003
(in thousands)

				Cost Capitalized		Gross Amounts at Which
		Initial Cost		Subsequent to Acquisition		Carried at Close of Period
			Buildings		Buildings		Buildings
			and		and		and
Location	Encumbrances	Land	Improvements	Land	Improvements	Land	Improvements
Deerfield Beach, FL (1)	14,470	4,523	29,443	68	1,262	4,591	30,705
Ft. Lauderdale – 17th Street, FL (1)	15,438	5,329	47,850	(163)	1,835	5,166	49,685
Ft. Lauderdale (Cypress Creek), FL (11)	12,390	3,009	26,177	0	1,136	3,009	27,313
Jacksonville - Baymeadows, FL (1)	15,252	1,130	9,608	0	6,357	1,130	15,965
Miami International Airport, FL (1)	12,480	4,135	24,950	0	884	4,135	25,834
Miami International Airport (LeJeune Center), FL (6)	0	0	26,007	0	1,235	0	27,242
Orlando - International Airport, FL (9)	0	2,549	22,188	0	1,776	2,549	23,964
Orlando - International Drive - Resort, FL (2)	0	5,108	44,459	0	9,252	5,108	53,711
Orlando International Drive/Convention Center, FL (1)	24,513	1,632	13,870	0	835	1,632	14,705
Orlando - Nikki Bird (Maingate – Walt Disney World® Area, FL (2)	0	0	31,457	0	6,514	0	37,971
Orlando (North), FL (1)	0	1,673	14,218	2	6,161	1,675	20,379
Orlando- Walt Disney World Resort, FL (5)	0	2,896	25,196	0	488	2,896	25,684
Tampa - Busch Gardens, FL (2)	0	0	9,425	0	11,359	0	20,784
Tampa – On Tampa Bay, FL (5)	14,882	2,142	18,639	0	1,517	2,142	20,156
Atlanta - Airport, GA (6)	0	0	40,735	0	286	0	41,021
Atlanta - Airport, GA (1)	0	0	22,342	2,568	1,179	2,568	23,521
Atlanta - Airport - North, GA (2)	16,218	0	34,354	0	442	0	34,796
Atlanta - Buckhead), GA (1)	36,650	7,303	38,996	0	935	7,303	39,931
Atlanta - Downtown, GA (10)	13,437	2,025	17,618	0	59	2,025	17,677
Atlanta - Downtown, GA (24)	8,948	1,266	11,017	0	2,230	1,266	13,247
Atlanta - Galleria, GA (11)	17,156	5,052	28,507	0	955	5,052	29,462
Atlanta – Gateway-Atlanta Airport, GA (3)	0	5,113	22,857	0	234	5,113	23,091
Atlanta - Perimeter - Dunwoody, GA (9)	10,064	0	20,450	0	450	0	20,900
Atlanta - Powers Ferry, GA (6)	9,816	3,391	29,518	0	694	3,391	30,212
Atlanta – South (I-75 & US 41), GA (2)	2,696	859	7,475	0	195	859	7,670
Brunswick, GA (1)	0	705	6,067	0	117	705	6,184
Columbus – North I-185 at Peachtree Mall, GA (2)	0	0	6,979	0	2,050	0	9,029
Davenport, IA (2)	0	547	2,192	0	883	547	3,075
Chicago - The Allerton, IL (6)	0	3,298	28,723	15,589	28,176	18,887	56,899
Chicago – Northshore/Deerfield (Northbrook), IL (1)	15,882	2,305	20,054	0	573	2,305	20,627
Chicago O’Hare Airport, IL (3)	23,828	8,178	37,043	0	1,371	8,178	38,414
Moline - Airport, IL (2)	0	822	2,015	0	19	822	2,034

[Additional columns below]

[Continued from above table, first column(s) repeated]

					Life Upon
		Accumulated			Which
		Depreciation			Depreciation
		in Statement	Year	Date	in Statement
Location	Total	is Computed	Opened	Acquired	is Computed
Deerfield Beach, FL (1)	35,296	6,273	1987	1/3/1996	15 - 40 Yrs
Ft. Lauderdale – 17th Street, FL (1)	54,851	10,239	1986	1/3/1996	15 - 40 Yrs
Ft. Lauderdale (Cypress Creek), FL (11)	30,322	3,856	1986	5/4/1998	15 - 40 Yrs
Jacksonville - Baymeadows, FL (1)	17,095	3,077	1986	7/28/1994	15 - 40 Yrs
Miami International Airport, FL (1)	29,969	5,349	1983	7/28/1998	15 - 40 Yrs
Miami International Airport (LeJeune Center), FL (6)	27,242	3,682	1987	1/3/1996	15 - 40 Yrs
Orlando - International Airport, FL (9)	26,513	3,352	1984	7/28/1998	15 - 40 Yrs
Orlando - International Drive - Resort, FL (2)	58,819	7,465	1972	7/28/1998	15 - 40 Yrs
Orlando International Drive/Convention Center, FL (1)	16,337	3,529	1985	7/28/1994	15 - 40 Yrs
Orlando - Nikki Bird (Maingate – Walt Disney World® Area, FL (2)	37,971	5,477	1974	7/28/1998	15 - 40 Yrs
Orlando (North), FL (1)	22,054	4,518	1985	7/28/1994	15 - 40 Yrs
Orlando- Walt Disney World Resort, FL (5)	28,580	4,095	1987	7/28/1997	15 - 40 Yrs
Tampa - Busch Gardens, FL (2)	20,784	3,590	1966	7/28/1998	15 - 40 Yrs
Tampa – On Tampa Bay, FL (5)	22,298	3,258	1986	7/28/1997	15 - 40 Yrs
Atlanta - Airport, GA (6)	41,021	5,568	1975	7/28/1998	15 - 40 Yrs
Atlanta - Airport, GA (1)	26,089	3,256	1989	5/4/1998	15 - 40 Yrs
Atlanta - Airport - North, GA (2)	34,796	4,647	1967	7/28/1998	15 - 40 Yrs
Atlanta - Buckhead), GA (1)	47,234	7,120	1988	10/17/1996	15 - 40 Yrs
Atlanta - Downtown, GA (10)	19,702	4,006	1963	7/28/1998	15 - 40 Yrs
Atlanta - Downtown, GA (24)	14,513	2,504	1963	7/28/1998	15 - 40 Yrs
Atlanta - Galleria, GA (11)	34,514	4,757	1990	6/30/1997	15 - 40 Yrs
Atlanta – Gateway-Atlanta Airport, GA (3)	28,204	3,751	1986	6/30/1997	15 - 40 Yrs
Atlanta - Perimeter - Dunwoody, GA (9)	20,900	2,825	1985	7/28/1998	15 - 40 Yrs
Atlanta - Powers Ferry, GA (6)	33,603	4,109	1981	7/28/1998	15 - 40 Yrs
Atlanta – South (I-75 & US 41), GA (2)	8,529	1,028	1973	7/28/1998	15 - 40 Yrs
Brunswick, GA (1)	6,889	1,279	1988	7/19/1995	15 - 40 Yrs
Columbus – North I-185 at Peachtree Mall, GA (2)	9,029	1,501	1969	7/28/1998	15 - 40 Yrs
Davenport, IA (2)	3,622	51	1966	7/28/1998	15 - 40 Yrs
Chicago - The Allerton, IL (6)	75,786	9,586	1923	7/28/1998	15 - 40 Yrs
Chicago – Northshore/Deerfield (Northbrook), IL (1)	22,932	3,839	1987	6/20/1996	15 - 40 Yrs
Chicago O’Hare Airport, IL (3)	46,592	6,116	1994	6/30/1997	15 - 40 Yrs
Moline - Airport, IL (2)	2,856	43	1961	7/28/1998	15 - 40 Yrs

FELCOR LODGING LIMITED PARTNERSHIP
Schedule III – Real Estate and Accumulated Depreciation – (continued)
as of December 31, 2003
(in thousands)

				Cost Capitalized		Gross Amounts at Which
		Initial Cost		Subsequent to Acquisition		Carried at Close of Period
			Buildings		Buildings		Buildings
			and		and		and
Location	Encumbrances	Land	Improvements	Land	Improvements	Land	Improvements
Moline - Airport Area, IL (13)	0	232	1,603	0	227	232	1,830
Lexington, KY (11)	6,672	0	21,644	2,488	818	2,488	22,462
Lexington – Lexington Green, KY (14)	17,162	1,955	13,604	0	250	1,955	13,854
Baton Rouge, LA (1)	7,488	2,350	19,092	1	1,022	2,351	20,114
New Orleans, LA (1)	31,285	3,647	31,993	0	6,899	3,647	38,892
New Orleans - French Quarter, LA (2)	22,695	5,228	45,504	0	8,327	5,228	53,831
Boston - Government Center, MA (9)	0	0	45,191	0	5,812	0	51,003
Boston - Marlborough, MA (1)	19,643	948	8,143	761	13,179	1,709	21,322
Baltimore - BWI Airport, MD (1)	0	2,568	22,433	(2)	1,371	2,566	23,804
Troy, MI (1)	0	2,968	25,905	0	1,335	2,968	27,240
Minneapolis - Airport, MN (1)	14,791	5,417	36,508	8	180	5,425	36,688
Minneapolis - Bloomington, MN (1)	11,802	2,038	17,731	0	623	2,038	18,354
Minneapolis -Downtown, MN (1)	0	818	16,820	0	962	818	17,782
St Paul- Downtown, MN (1)	6,507	1,156	17,315	0	93	1,156	17,408
Kansas City NE I-435 North (At Worlds of Fun), MO (2)	5,111	967	8,415	0	68	967	8,483
St. Louis - Downtown, MO (1)	0	3,179	27,659	0	1,464	3,179	29,123
St. Louis – Westport, MO (2)	0	2,767	24,072	0	2,309	2,767	26,381
Jackson - North, MS (15)	0	1,643	14,296	0	229	1,643	14,525
Olive Branch - Whispering Woods Hotel and Conference Center), MS (8)	0	1,238	12,084	(158)	1,792	1,080	13,876
Charlotte SouthPark, NC (5)	0	1,458	12,681	1	1,718	1,459	14,399
Raleigh, NC (5)	14,882	2,124	18,476	0	937	2,124	19,413
Omaha, NE (16)	0	371	3,228	0	24	371	3,252
Omaha - Central, NE (5)	0	1,877	16,328	0	1,296	1,877	17,624
Omaha - Central, NE (12)	0	514	4,477	0	937	514	5,414
Omaha – Central (I-80), NE (2)	0	1,782	15,513	0	3,407	1,782	18,920
Omaha - Old Mill, NE (6)	7,596	971	8,448	0	4,977	971	13,425
Omaha - Southwest, NE (12)	0	464	4,036	0	809	464	4,845
Omaha - Southwest, NE (13)	0	917	7,983	0	930	917	8,913
Piscataway-Somerset, NJ (1)	19,861	1,755	17,424	0	1,213	1,755	18,637
Secaucus - Meadowlands, NJ (6)	0	2,339	20,497	0	4,781	2,339	25,278
Albuquerque Mountain View, NM (2)	0	1,314	11,439	0	874	1,314	12,313

[Additional columns below]

[Continued from above table, first column(s) repeated]

					Life Upon
		Accumulated			Which
		Depreciation			Depreciation
		in Statement	Year	Date	in Statement
Location	Total	is Computed	Opened	Acquired	is Computed
Moline - Airport Area, IL (13)	2,062	41	1996	7/28/1998	15 - 40 Yrs
Lexington, KY (11)	24,950	3,096	1989	5/4/1998	15 - 40 Yrs
Lexington – Lexington Green, KY (14)	15,809	2,702	1987	1/10/1996	15 - 40 Yrs
Baton Rouge, LA (1)	22,465	4,141	1985	1/3/1996	15 - 40 Yrs
New Orleans, LA (1)	42,539	8,533	1984	12/1/1994	15 - 40 Yrs
New Orleans - French Quarter, LA (2)	59,059	7,058	1969	7/28/1998	15 - 40 Yrs
Boston - Government Center, MA (9)	51,003	7,038	1968	7/28/1998	15 - 40 Yrs
Boston - Marlborough, MA (1)	23,031	3,771	1988	6/30/1995	15 - 40 Yrs
Baltimore - BWI Airport, MD (1)	26,370	4,053	1987	3/20/1997	15 - 40 Yrs
Troy, MI (1)	30,208	4,639	1987	3/20/1997	15 - 40 Yrs
Minneapolis - Airport, MN (1)	42,113	7,612	1986	11/6/1995	15 - 40 Yrs
Minneapolis - Bloomington, MN (1)	20,392	3,123	1980	2/1/1997	15 - 40 Yrs
Minneapolis -Downtown, MN (1)	18,600	3,638	1984	11/15/1995	15 - 40 Yrs
St Paul- Downtown, MN (1)	18,564	3,765	1983	11/15/1995	15 - 40 Yrs
Kansas City NE I-435 North (At Worlds of Fun), MO (2)	9,450	1,547	1975	7/28/1998	15 - 40 Yrs
St. Louis - Downtown, MO (1)	32,302	4,160	1985	5/4/1998	15 - 40 Yrs
St. Louis – Westport, MO (2)	29,148	3,133	1979	7/28/1998	15 - 40 Yrs
Jackson - North, MS (15)	16,168	1,752	1957	7/28/1998	15 - 40 Yrs
Olive Branch - Whispering Woods Hotel and Conference Center), MS (8)	14,956	1,879	1972	7/28/1998	15 - 40 Yrs
Charlotte SouthPark, NC (5)	15,858	529	N/A	7/12/2002	15 - 40 Yrs
Raleigh, NC (5)	21,537	3,048	1987	7/28/1997	15 - 40 Yrs
Omaha, NE (16)	3,623	528	1996	7/28/1998	15 - 40 Yrs
Omaha - Central, NE (5)	19,501	2,709	1973	2/1/1997	15 - 40 Yrs
Omaha - Central, NE (12)	5,928	832	1965	7/28/1998	15 - 40 Yrs
Omaha – Central (I-80), NE (2)	20,702	2,567	1991	7/28/1998	15 - 40 Yrs
Omaha - Old Mill, NE (6)	14,396	2,313	1974	7/28/1998	15 - 40 Yrs
Omaha - Southwest, NE (12)	5,309	688	1986	7/28/1998	15 - 40 Yrs
Omaha - Southwest, NE (13)	9,830	1,090	1989	7/28/1998	15 - 40 Yrs
Piscataway-Somerset, NJ (1)	20,392	3,611	1988	1/10/1996	15 - 40 Yrs
Secaucus - Meadowlands, NJ (6)	27,617	3,436	N/A	7/28/1998	15 - 40 Yrs
Albuquerque Mountain View, NM (2)	13,627	1,663	1968	7/28/1998	15 - 40 Yrs

FELCOR LODGING LIMITED PARTNERSHIP
Schedule III – Real Estate and Accumulated Depreciation – (continued)
as of December 31, 2003
(in thousands)

				Cost Capitalized		Gross Amounts at Which
		Initial Cost		Subsequent to Acquisition		Carried at Close of Period
			Buildings and		Buildings and	Depreciation	Buildings and
Location	Encumbrances	Land	Improvements	Land	Improvements	Land	Improvements
Cleveland - Downtown, OH (1)	0	1,755	15,329	0	3,194	1,755	18,523
Tulsa – I-44, OK (1)	10,706	525	7,344	0	738	525	8,082
Philadelphia - Center City, PA (6)	0	5,759	50,127	(452)	(3,200)	5,307	46,927
Philadelphia – Historic District, PA (2)	11,286	3,164	27,536	0	6,015	3,164	33,551
Philadelphia Society Hill, PA (3)	32,405	4,542	45,121	0	1,721	4,542	46,842
Pittsburgh at University Center (Oakland), PA (9)	15,500	0	25,031	0	1,711	0	26,742
Charleston - Mills House (Historic Downtown), SC (2)	22,212	3,251	28,295	0	453	3,251	28,748
Myrtle Beach – At Kingston Plantation, SC (1)	0	2,940	24,988	0	1,856	2,940	26,844
Myrtle Beach Resort (22)	0	12,000	17,689	6	5,762	12,006	23,451
Knoxville - Central At Papermill Road, TN (2)	4,733	0	11,517	0	1,585	0	13,102
Nashville - Airport/Opryland Area, TN (1)	0	1,118	9,506	0	595	1,118	10,101
Nashville - Opryland/Airport (Briley Parkway), TN (9)	0	0	27,733	0	2,251	0	29,984
Amarillo - I-40, TX (2)	0	0	5,754	0	2,873	0	8,627
Austin, TX (5)	0	2,508	21,908	0	2,154	2,508	24,062
Austin -Town Lake (Downtown Area), TX (2)	0	0	21,433	0	849	0	22,282
Beaumont – I-10 (Midtown), TX (2)	0	685	5,964	0	2,287	685	8,251
Corpus Christi, TX (1)	5,115	1,113	9,618	51	2,281	1,164	11,899
Dallas, TX (6)	0	0	30,347	5,603	431	5,603	30,778
Dallas – At Campbell Center, TX (7)	0	3,208	27,907	0	1,413	3,208	29,320
Dallas – Park Central, TX (17)	0	0	9,757	1,619	(1,436)	1,619	8,321
Dallas – DFW International Airport North, TX (19)	0	0	56,404	10,002	1,737	10,002	58,141
Dallas – DFW International Airport North) TX (21)	10,119	1,537	13,379	0	376	1,537	13,755
Dallas - DFW International Airport South, TX (1)	16,437	0	35,156	4,041	525	4,041	35,681
Dallas - Love Field, TX (1)	12,986	1,934	16,674	0	588	1,934	17,262
Dallas - Market Center, TX (6)	12,058	4,056	35,303	0	1,082	4,056	36,385
Dallas - Market Center, TX (1)	11,594	2,560	23,751	0	557	2,560	24,308
Dallas - North Dallas - Addison (Near the Galleria), TX (6)	0	4,938	42,965	0	542	4,938	43,507
Dallas - Park Central, TX (3)	0	1,720	28,550	(898)	436	822	28,986
Dallas - Park Central, TX (20)	0	4,513	43,125	0	4,681	4,513	47,806
Dallas - Park Central Area, TX (1)	5,840	1,497	12,722	(19)	936	1,478	13,658
Dallas - Plano, TX (2)	0	885	7,696	0	209	885	7,905

[Additional columns below]

[Continued from above table, first column(s) repeated]

					Life Upon
		Accumulated			Which
		Depreciation			Depreciation
		in Statement	Year	Date	in Statement
Location	Total	is Computed	Opened	Acquired	is Computed
Cleveland - Downtown, OH (1)	20,278	3,560	1990	11/17/1995	15 - 40 Yrs
Tulsa – I-44, OK (1)	8,607	2,691	1985	7/28/1994	15 - 40 Yrs
Philadelphia - Center City, PA (6)	52,234	6,442	1970	7/28/1998	15 - 40 Yrs
Philadelphia – Historic District, PA (2)	36,715	5,161	1972	7/28/1998	15 - 40 Yrs
Philadelphia Society Hill, PA (3)	51,384	7,352	1986	10/1/1997	15 - 40 Yrs
Pittsburgh at University Center (Oakland), PA (9)	26,742	3,796	1988	7/28/1998	15 - 40 Yrs
Charleston - Mills House (Historic Downtown), SC (2)	31,999	3,866	1982	7/28/1998	15 - 40 Yrs
Myrtle Beach – At Kingston Plantation, SC (1)	29,784	4,992	1987	12/5/1996	15 - 40 Yrs
Myrtle Beach Resort (22)	35,457	1,672	1974	7/23/2002	15 - 40 Yrs
Knoxville - Central At Papermill Road, TN (2)	13,102	1,809	1966	7/28/1998	15 - 40 Yrs
Nashville - Airport/Opryland Area, TN (1)	11,219	2,949	1985	7/28/1994	15 - 40 Yrs
Nashville - Opryland/Airport (Briley Parkway), TN (9)	29,984	4,108	1981	7/28/1998	15 - 40 Yrs
Amarillo - I-40, TX (2)	8,627	1,415	1970	7/28/1998	15 - 40 Yrs
Austin, TX (5)	26,570	3,938	1987	3/20/1997	15 - 40 Yrs
Austin -Town Lake (Downtown Area), TX (2)	22,282	3,042	1967	7/28/1998	15 - 40 Yrs
Beaumont – I-10 (Midtown), TX (2)	8,936	1,183	1967	7/28/1998	15 - 40 Yrs
Corpus Christi, TX (1)	13,063	2,175	1984	7/19/1995	15 - 40 Yrs
Dallas, TX (6)	36,381	4,142	1981	7/28/1998	15 - 40 Yrs
Dallas – At Campbell Center, TX (7)	32,528	4,030	1982	5/29/1998	15 - 40 Yrs
Dallas – Park Central, TX (17)	9,940	2,583	1997	7/28/1998	15 - 40 Yrs
Dallas – DFW International Airport North, TX (19)	68,143	8,065	1987	7/28/1998	15 - 40 Yrs
Dallas – DFW International Airport North) TX (21)	15,292	1,826	1989	7/28/1998	15 - 40 Yrs
Dallas - DFW International Airport South, TX (1)	39,722	5,000	1985	7/28/1998	15 - 40 Yrs
Dallas - Love Field, TX (1)	19,196	3,675	1986	3/29/1995	15 - 40 Yrs
Dallas - Market Center, TX (6)	40,441	4,806	1983	7/28/1998	15 - 40 Yrs
Dallas - Market Center, TX (1)	26,868	3,940	1980	6/30/1997	15 - 40 Yrs
Dallas - North Dallas - Addison (Near the Galleria), TX (6)	48,445	5,577	1985	7/28/1998	15 - 40 Yrs
Dallas - Park Central, TX (3)	29,808	3,592	1972	11/1/1998	15 - 40 Yrs
Dallas - Park Central, TX (20)	52,319	7,630	1983	6/30/1997	15 - 40 Yrs
Dallas - Park Central Area, TX (1)	15,136	3,370	1985	7/28/1994	15 - 40 Yrs
Dallas - Plano, TX (2)	8,790	1,019	1983	7/28/1998	15 - 40 Yrs

FELCOR LODGING LIMITED PARTNERSHIP
Schedule III – Real Estate and Accumulated Depreciation – (continued)
as of December 31, 2003
(in thousands)

				Cost Capitalized		Gross Amounts at Which
		Initial Cost		Subsequent to Acquisition		Carried at Close of Period
			Buildings		Buildings		Buildings
			and		and		and
Location	Encumbrances	Land	Improvements	Land	Improvements	Land	Improvements
Dallas Regal Row, TX (4)	3,129	741	4,290	0	1,369	741	5,659
Dallas - West End/Convention Center, TX (12)	0	1,953	16,989	0	1,940	1,953	18,929
Houston – Greenway Plaza Area, TX (9)	6,526	3,398	29,579	0	584	3,398	30,163
Houston - I-10 East, TX (4)	1,635	586	2,605	0	470	586	3,075
Houston - I-10 East, TX (12)	1,927	478	3,564	0	0	478	3,564
Houston - I-10 West & Hwy. 6 (Park 10 Area), TX (9)	0	3,037	26,431	0	1,293	3,037	27,724
Houston - Intercontinental Airport, TX (2)	12,301	3,868	33,664	0	848	3,868	34,512
Houston - Medical Center, TX (15)	7,752	2,270	19,757	0	2,228	2,270	21,985
Houston – Near the Galleria, TX (10)	14,013	1,855	17,202	0	62	1,855	17,264
Houston – Near the Galleria, TX (4)	4,039	465	4,047	0	1,291	465	5,338
Midland - Country Villa, TX (2)	0	404	3,517	0	180	404	3,697
Odessa, TX (13)	0	370	3,218	0	92	370	3,310
Odessa - Centre, TX (15)	0	487	4,238	0	107	487	4,345
San Antonio – Downtown (Market Square), TX (2)	0	0	22,129	0	903	0	23,032
San Antonio - International Airport, TX (9)	17,148	3,351	29,168	(196)	2,158	3,155	31,326
Waco - I-35, TX (2)	0	574	4,994	0	161	574	5,155
Salt Lake City - Airport, UT (2)	0	0	5,302	0	2,781	0	8,083
Burlington Hotel & Conference Center, VT (3)	20,015	3,136	27,283	(2)	701	3,134	27,984

	$824,646	$292,783	$3,133,473	$45,418	$301,853	$338,207	$3,435,585

[Additional columns below]

[Continued from above table, first column(s) repeated]

					Life Upon
		Accumulated			Which
		Depreciation			Depreciation
		Building and	Year	Date	in Statement
Location	Total	Improvements	Opened	Acquired	is Computed
Dallas Regal Row, TX (4)	6,400	972	1969	7/28/1998	15 - 40 Yrs
Dallas - West End/Convention Center, TX (12)	20,882	2,372	1969	7/28/1998	15 - 40 Yrs
Houston – Greenway Plaza Area, TX (9)	33,561	4,113	1984	7/28/1998	15 - 40 Yrs
Houston - I-10 East, TX (4)	3,661	590	1969	7/28/1998	15 - 40 Yrs
Houston - I-10 East, TX (12)	4,042	808	1969	7/28/1998	15 - 40 Yrs
Houston - I-10 West & Hwy. 6 (Park 10 Area), TX (9)	30,761	3,586	1969	7/28/1998	15 - 40 Yrs
Houston - Intercontinental Airport, TX (2)	38,380	4,650	1971	7/28/1998	15 - 40 Yrs
Houston - Medical Center, TX (15)	24,255	3,043	1984	7/28/1998	15 - 40 Yrs
Houston – Near the Galleria, TX (10)	19,119	3,913	1968	7/28/1998	15 - 40 Yrs
Houston – Near the Galleria, TX (4)	5,803	926	1968	7/28/1998	15 - 40 Yrs
Midland - Country Villa, TX (2)	4,101	539	1979	7/28/1998	15 - 40 Yrs
Odessa, TX (13)	3,680	448	1977	7/28/1998	15 - 40 Yrs
Odessa - Centre, TX (15)	4,832	567	1982	7/28/1998	15 - 40 Yrs
San Antonio – Downtown (Market Square), TX (2)	23,032	3,169	1968	7/28/1998	15 - 40 Yrs
San Antonio - International Airport, TX (9)	34,481	4,478	1981	7/28/1998	15 - 40 Yrs
Waco - I-35, TX (2)	5,729	720	1970	7/28/1998	15 - 40 Yrs
Salt Lake City - Airport, UT (2)	8,083	1,299	1963	7/28/1998	15 - 40 Yrs
Burlington Hotel & Conference Center, VT (3)	31,118	4,249	1967	12/4/1997	15 - 40 Yrs

	$3,773,585	$545,355

(1) (2) (3) (4) (5) (6) (7) (8) (9) (10) (11)	Embassy Suites Holiday Inn Sheraton Fairfield Inn Doubletree Guest Suites Crowne Plaza Doubletree Independents Holiday Inn Select Courtyard by Marriott Sheraton Suites	(12) (13) (14) (15) (16) (17) (18) (19) (20) (21) (22)	Hampton Inn Holiday Inn Express Hilton Suites Holiday Inn Hotel & Suites Homewood Suites Staybridge Suites Crowne Plaza Suites Harvey Hotel Westin Harvey Suites Hilton

FELCOR LODGING LIMITED PARTNERSHIP
Schedule III – Real Estate and Accumulated Depreciation — (continued)
as of December 31, 2003
(in thousands)

	Year Ended	Year Ended
	December 31,	December 31,
	2003	2002
Reconciliation of Land and building and Improvements
Balance at beginning of period	$3,896,588	$3,826,150
Additions during period:
Acquisitions	81,881	43,827
Improvements	30,942	23,022
Reclass of hotels previously held for sale		16,009
Deductions during period:
Sale of properties	(83,083)	(12,420)
Hotels held for sale	(122,607)
Foreclosures	(26,834)

Balance at end of period before impairment charges	3,773,585	3,896,588
Cumulative impairment charges on real estate assets owned at end of period	(300,974)	(143,465)

Balance at end of period	$3,475,913	$3,753,123

Reconciliation of Accumulated Depreciation
Balance at beginning of period	$466,833	$371,282
Additions during period:
Depreciation for the period	107,261	96,773
Deductions during period:
Sale of properties	(28,739)	(1,222)

Balance at end of period	$545,355	$466,833